UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________________________

AMENDMENT NO.  9 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________________________________

KRAIG BIOCRAFT LABORATORIES, INC.
(Exact Name of Small Business Issuer in its Charter)

Wyoming	2820	83-0459707
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

2723 South State St., Suite 150, Ann Arbor, Michigan
(734) 619-8066
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Kim Thompson, CEO
Kraig Biocraft Laboratories, Inc.
2723 South State St., Suite 150, Ann Arbor, Michigan
(734) 619-8066
 (Name, Address and Telephone Number of Agent for Service)

Copies to:
Hunter Taubman Fischer & Li, LLC
1450 Broadway, 26th Floor
New York, New York 10018
Telephone: (917) 512-0848
Facsimile: (212) 202-6380

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration fee(4)
Class A Common Stock, no par value	110,000,000	$0.0401	$4,411,000	$512.56

(1) In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.  The amount of shares to be registered represents the Company’s good faith estimate of the number of shares that the registrant may issue pursuant to a Letter Agreement with the selling security holder.

(2) The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933. Our common stock is quoted under the symbol “KBLB” on the OTC Markets, Inc. OTCQB. As of October 31, 2014, the last sale reported price was $0.0401 per share. Accordingly, the registration fee is $512.56 based on $0.0401 per share.

(3) This amount represents the maximum aggregate market value of common stock which may be put to the selling shareholder by the registrant pursuant to the terms and conditions of a Letter Agreement between the selling shareholder and the registrant.

(4) previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

We are filing this Amendment No. 9  to our registration statement on Form S-1 filed on June 2, 2015, (File No. 333-199820) to conform the disclosure herein to our Annual Report on Form 10-K for the year ending December 31, 2016, which was filed on March 22, 2017.

Pursuant to Section 84001 of the Fixing America’s Surface Transportation Act (the “FAST Act”), the Company elects to incorporate by reference all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.  The Company will (i) provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus; (ii) provide these reports or documents upon written or oral request; (iii) provide these reports or documents at no cost to the requester; (iv) state the name, address, telephone number, and email address, if any, to which the request for these reports or documents must be made; and (v) state the Company’s Website address, including the uniform resource locator (URL) where the incorporated reports and other documents may be accessed.

The information in this prospectus is not complete and may be changed. These securities may not be sold by the selling stockholders publicly until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and no offer to buy these securities is being solicited in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 4, 2017
AMENDMENT NO. 9 TO PRELIMINARY PROSPECTUS
KRAIG BIOCRAFT LABORATORIES, INC.
110,000,000 shares of Class A Common Stock

This prospectus relates to the resale of up to 110,000,000 shares of the common stock of Kraig Biocraft Laboratories, Inc., a Wyoming corporation, which shares will be offered and sold by the selling shareholder, Calm Seas Capital, LLC, a Nevada limited liability company (“Calm Seas”), pursuant to a “put right” under a letter agreement for an equity line financing, that we entered into with Calm Seas on October 2, 2014 (the “Letter Agreement”). As of May 4, 2017, of the 110,000,000 shares of common stock initially registered, 38,824,427 shares of common stock remain available for registration. The Letter Agreement permits us to “put” up to an aggregate of $7,500,000 in shares of our Class A common stock to Calm Seas during a two year period ending on the second anniversary of the effective date of the registration statement covering the resale of the put shares.  We will not receive any proceeds from the sale of these shares of our Class A common stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of the put right offered by Calm Seas under the Letter Agreement.  We will bear all costs associated with this registration.

Calm Seas is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our Class A common stock sold to it by our exercise of the put right under the Letter Agreement.  Each month we may put up to $200,000 of our Class A common stock under the Letter Agreement, which will purchase such shares at a price per share equal to 80% of the lowest price of our Class A common stock during the five consecutive trading days immediately following the date the notice of our election to put shares pursuant to the Letter Agreement is delivered to Calm Seas (the date of delivery of such notice is referred to as the “put date”).  Notwithstanding the aggregate $200,000 ceiling for monthly puts under the Letter Agreement, if both we and Calm Seas agree, we may submit one or more additional puts during any given month to the extent we need additional capital for our operations and/or our product development.  We can only submit such additional put(s) if Calm Seas Capital agrees to it.  Furthermore, the additional put is subject to the aggregate $7,500,000 limitation of this offering.  The additional put allows us to obtain additional capital in the event that our product development proceeds quicker than we expect.

We will automatically withdraw our put notice to Calm Seas if the lowest price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing “bid” price for our Class A common stock for the ten (10) trading days prior to the put date.

Our shares of Class A common stock are traded on the OTC Markets, Inc. OTCQB under the symbol “KBLB.” On May 4, 2017, the closing sale price of our common stock was $0.07 per share.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 8.

Our principal executive offices are located at 2723 South State St., Suite 150, Ann Arbor, Michigan.  Our telephone number is (734)619-8066.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this amendment is May 4, 2017

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus.  We have not, and the selling security holder has not, authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it.  We are not, and the selling security holder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus, “Kraig”, “Kraig Biocraft” “KBLB”, “the Company”, “we”, “us” and “our” refer to Kraig Biocraft Laboratories, Inc., a Wyoming corporation, unless the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Condensed Financial Statements, before making an investment decision.

About Our Company

We are Kraig Biocraft Laboratories, Inc., a corporation organized under the laws of Wyoming on April 25, 2006.  We were organized to develop high strength, protein-based fibers, using recombinant DNA technology, for commercial applications in both the specialty fiber and technical textile industries.  Specialty fibers are engineered for specific uses that require exceptional strength, heat resistance and/or chemical resistance.  The specialty fiber market is dominated by two synthetic fiber products:  aramid fibers and ultra-high molecular weight polyethylene fiber.  Examples of these synthetic fibers include Kevlar® and Spectra®.  The technical textile industry involves products for both industrial and consumer products, such as filtration fabrics, medical textiles (e.g., sutures and artificial ligaments), safety and protective clothing and fabrics used in military and aerospace applications (e.g., high-strength composite materials).

We entered into license agreements with University of Notre Dame and the University of Wyoming that give us the use of certain intellectual property for developing transgenic silkworms to produce spider silk fibers in commercially viable quantities.  We are using these genetic engineering technologies to develop fibers with greater strength, resiliency and flexibility for use in our target markets, namely the specialty fiber and technical textile industries.

We are currently in the research and development stage of our development, which is to develop a transgenic silkworm that can produce a recombinant spider silk fiber by inserting genetic sequences into ordinary silkworms using patented genetic engineering technology under our license and collaboration agreements with the University of Norte Dame and the University of Wyoming. The proceeds from the offering, as described below, will be used to fund this research and development and to increase the scale of our production of genetically endeared silks. We anticipate this stage in our development may be complete by December 31, 2017.

As of the date of this prospectus, the Company has generated $31,858 from our development activities.  As of December 31, 2016, we have an accumulated deficit since inception of $23,385,979.  As of December 31, 2016, we had $298,859 in cash.  Our cash balance is not sufficient to advance our research and development obligations under our agreements with The Universities of Norte Dame and Wyoming.  Both universities have indicated to us that they desire to continue their respective collaborative efforts with us, with the expectation that we will be able to raise capital under the Equity Line Financing to fund our research and development efforts.  We have also received a going concern opinion from our independent registered accounting firm in its audit report dated March 22, 2017, for our fiscal year ended December 31, 2016.

The proceeds from the equity line financing will be used for working capital including employee salaries, the costs of our research and development obligations under the agreement with the University of Notre Dame, the costs related to our operation as a public company (primarily, legal and accounting fees) as well as legal fees for securing our intellectual property, rent and telecommunications (phone, fax and Internet).  Consequently, we believe that it is highly likely that we will use all $7,500,000 of the proceeds we expect to raise from the equity line financing under the Letter Agreement.  We believe the results of our research and development efforts, if successful, will help increase our stock price and, therefore, reduce the number of shares we will need to put to Calm Seas in order to raise the full $7,500,000 in gross proceeds we are seeking to raise under the equity line financing under the Letter Agreement.  In the event that we do not have positive results from our research and development during the 24 month term of the equity line financing, we believe it will be unlikely that we will raise the full $7,500,000 in gross proceeds under the equity line financing.  In the event that we raise substantially less than the maximum proceeds that we expect to raise under the equity line financing by the expiration of its 24 month term, we will seek to raise additional capital from other investors.

Where You Can Find Us

Our principal executive offices are located at 2723 South State St., Suite 150, Ann Arbor, Michigan.  Our telephone number is (734)619-8066.

The Offering

This prospectus relates to the resale of up to 110,000,000 shares of our Class A common stock that may be issued to Calm Seas pursuant to a “put right” under the Letter Agreements, that we entered into with Calm Seas. As of May 4, 2017, of the 110,000,000 shares of common stock initially registered, 38,824,427 shares of common stock remain available for registration.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 110,000,000 shares pursuant to the exercise of our put right under the Letter Agreement, although the number of shares that we will actually issue pursuant to that put right may be significantly less than 110,000,000, depending on the trading price of our Class A common stock.

The Letter Agreement with Calm Seas provides that over a 24 month period we may put to Calm Seas up to an aggregate of $7,500,000 in shares of our Class A common stock for a purchase price equal to 80% of the lowest price of our Class A common stock during the five consecutive trading days immediately following the date we deliver notice to Calm Seas of our election to put shares pursuant to the Letter Agreement.  We may only put shares twice during each calendar month, unless Calm Seas accepts an additional put (as described below).  The dollar value that we will be permitted to put each month pursuant to the Letter Agreement will be the lesser of: (A) the product of (i) 200% of the average daily volume in the US market of our Class A common stock for the ten trading days prior to the date we deliver our put notice to Calm Seas multiplied by (ii) the average of the daily closing prices for the ten (10) trading days immediately preceding the date we deliver our put notice to Calm Seas, or (B) $200,000 with regard to the Letter Agreement.  We will automatically withdraw our put notice to Calm Seas if the lowest price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing “bid” price for our Class A common stock for the ten (10) trading days prior to the date we deliver our put notice to Calm Seas.

On the seventh business day after we deliver our put notice to it, Calm Seas will purchase the number of shares set forth in the put notice at the dollar value set forth in the put notice by delivering such amount to us by wire transfer.

Notwithstanding the aggregate $200,000 ceiling for monthly puts under the Letter Agreement, as described above, we may at any time request Calm Seas to purchase shares in excess of such ceiling, either as a part of a monthly put or as an additional put(s) during such month.  If Calm Seas, in its sole discretion, accepts such request to purchase additional shares, then we may include the put for additional shares in our monthly put request or submit an additional put for such additional shares in accordance with the procedure set forth above.

Calm Seas has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio.  This prospectus covers the resale of our stock by Calm Seas either in the open market or to other investors through negotiated transactions. Calm Seas’ obligations under the Letter Agreement are not transferrable and this registration statement does not cover sales of our common stock by transferees of Calm Seas.

Except as described above, there are no other conditions that must be met in order for Calm Seas to be obligated to purchase the shares set forth in the put notice.

The Letter Agreement will terminate when any of the following events occur:

●	Calm Seas has purchased an aggregate of $7,500,000 of our Class A common stock; or

●	The second anniversary of the effective date of the registration statement covering the Equity Line Financing with Calm Seas under the Letter Agreement.

As we draw down on the Equity Line Financing, shares of our Class A common stock will be sold into the market by Calm Seas.  The sale of these additional shares could cause our stock price to decline.  In turn, if the stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between the market price of our Class A common stock and the number of shares to be issued under the Equity Line Financing.  If our stock price declines, we will be required to issue a greater number of shares under the Equity Line Financing.  We have no obligation to utilize the full amount available under the Equity Line Financing.

Terms of the Offering

Class A common stock offered:	Up to 110,000,000 shares of Class A common stock, no par value, to be offered for resale by Calm Seas.

Class A common stock outstanding before this offering:	676,903,348 shares

Common stock to be outstanding after this offering:	786,903,348 shares

Use of proceeds:	We will not receive any proceeds from the sale of the shares of Class A common stock. However, we will receive proceeds from the Equity Line Financing. See “Use of Proceeds”.

Risk factors:	An investment in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus.

OTC Markets symbol:	“KBLB”

 As of the date of this filing there are 783,046,190 outstanding shares of Class A common stock, which includes 71,175,573 issued share under this registration.  38,824,427 shares of Class A common stock remain available for registration under this offering.

SUMMARY FINANCIAL DATA

The following table provides summary financial statement data of Kraig Biocraft Laboratories, Inc. The financial data have been derived from our audited financial statements. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes included in this prospectus.

	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
	(Audited)	(Audited)

Revenue	$31,858	$--

Total Operating Expenses	$2,977,462	$2,054,539

Loss from Operations	$(2,945,604)	$(2,054,539)

Net loss	$(3,073,843)	$(2,133,793)

Loss Per Share – Basic and Diluted	$(0.00)	$(0.00)

	As of December 31, 2016	As of December 31, 2015
BALANCE SHEET DATA:	(Audited)	(Audited)

Cash	$298,859	$238,188

Total assets	$383,659	$304,937

Total Current liabilities – related party	$2,230,910	$1,732,040

Total Current Liabilities	$2,744,472	$2,201,873

Stockholders’ Deficit	$(2,360,813)	$(1,896,936)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and its subsidiary not to the selling stockholders.

Risk Related to Our Company

The report of the independent registered public accounting firm on our 2016 and 2015 financial statements contains a going concern qualification.

The report of the independent registered public accounting firm covering our financial statements for the years ended December 31, 2016 and December 31, 2015 stated that certain factors, including that we have a working capital and shareholder deficit and raised substantial doubt as to our ability to continue as a going concern.  Because we are not yet producing revenue, we are dependent upon raising capital to continue our business.  If we are unable to raise capital, we may not be able to continue as a going concern.

We may be unable to maintain an effective system of internal controls and accurately report our financial results or prevent fraud, which may cause our current and potential stockholders to lose confidence in our financial reporting and adversely impact our business and our ability to raise additional funds in the future.

Effective internal controls are necessary for us to provide reliable financial statements and effectively prevent fraud.  We have no internal accounting staff.  As we noted in our annual report on Form 10-K for the year ended December 31, 2016, we reported that our internal control over financial reporting are not effective for the purposes for which it is intended because we had material weaknesses, as described below.  Though we have taken some steps to address our material weaknesses in our internal control over financial reporting, including education of management of disclosure requirements and financial reporting controls, we still have not eliminated the material weakness in our internal controls over financial reporting.  If we cannot provide reliable financial statements or prevent fraud, our operating results and our reputation could be harmed as a result, causing stockholders and/or prospective investors to lose confidence in management and making it more difficult for us to raise additional capital in the future.

In our “Management's Annual Report on Internal Control Over Financial Reporting” that appeared in our annual report on Form 10-K for the year ended December 31, 2016, we reported that our internal control over financial reporting was not effective for the purposes for which it is intended based on the following material weaknesses:

●
Lack of internal audit function. During 2016, the Company, upon review of the independent auditors, made some adjustments to its financial statements, including, adjusting salary amounts and the related tax accruals, allocating the “related party gain” to be donated capital and adding the liability due to our attorney that should have been recorded.  Management believes that the foregoing is due to the fact that the Company lacks qualified resources to perform the internal audit functions properly and that the scope and effectiveness of the internal audit function are yet to be developed. Specifically, the reporting mechanism between the Company’s accounting personnel, the Board of Directors and the CEO was not effective, therefore resulting in the delay of recording and reporting.

● ●
No Segregation of Duties Ineffective controls over financial reporting: As of December 31, 2016, we had no full-time employees with the requisite expertise in the key functional areas of finance and accounting; since inception, we have retained contract accountants to serve in that role on an as needed basis. As a result, there is a lack of proper segregation of duties necessary to insure that all transactions are accounted for accurately and in a timely manner.

Lack of a functioning audit committee: Due to a lack of a majority of independent members and a lack of a majority of outside directors on our board of directors, and no audit committee has been elected, the oversight in the establishment and monitoring of required internal controls and procedures is inadequate.

Written Policies & Procedures: Due to lack of written policies and procedures for accounting and financial reporting, the Company did not establish a formal process to close our books monthly and account for all transactions.

As reported in our most recent Annual Report, we had hired a payroll service firm to manage all payroll functions including tax withholdings. We will take the following remediation steps to help address our material weaknesses in our internal control over financial reporting:

1.	We will continue to educate our management personnel to increase its ability to comply with the disclosure requirements and financial reporting controls;
2.	We will increase management oversight of accounting and reporting functions in the future; and
3.	As soon as we can raise sufficient capital or our operations generate sufficient cash flow, we will hire personnel to handle our accounting and reporting functions.

We do not expect to remediate the weaknesses in our internal controls over financial reporting until the time when we start to commercialize a recombinant fiber (and, therefore, may have sufficient cash flow for hiring personnel to handle our accounting and reporting functions).

We currently do not have any patent rights in the products we are seeking to develop and we currently license the genetic sequences and genetic engineering technology we need to develop our products.  If any third party challenges our claim to intellectual property rights in the fiber products we are seeking to develop or the intellectual property rights that we license, our business may be materially harmed

We have no patents or design patents on any of the fiber products we are seeking to develop.  It is possible that the fiber products we are seeking to develop could be imitated or directly manufactured and sold by a competitor.  In addition, some or all of our research, development ideas and proposed products may be covered by patent rights held by some other entity.  In that event, we could incur devastating liability and be forced to cease operations.

We entered into intellectual property licensing agreements with Notre Dame and the University of Wyoming.  Pursuant to these licensing agreements, we have obtained certain exclusive rights to use intellectual property and genetic sequences owned by these universities.  However, we have no guarantee of the viability of these intellectual property rights or the rights that we have licensed do not infringe on the legal rights of third parties.  The intellectual property rights that we have licensed could be challenged or voided or that the licensed intellectual property is worthless and without utility.  We may also need to license additional intellectual property from persons or entities in order to successfully complete our research and development, and we cannot be certain that we would be able to enter into a license agreement with such persons or entities.  In which event our operations will be adversely affected and our prospects negatively affected.

The 110,000,000 shares we are registering for resale hereunder may not be enough to access the full $7,500,000 available under our equity line agreement with Calm Seas Capital, LLC

We have elected to register for resale 110 million shares of our Class A Common Stock under our equity line agreement with Calm Seas. By choosing to register this number of shares, we may not be able to receive the full $7,500,000 available to us under the Calm Seas agreement unless our stock price were to increase to at approximately $0.068 per share from its price of $0.04 per share as of the date of this Registration Statement.  In the event we are not able to receive the full $7,500,000 from Calm Seas, we may have to seek capital from other sources to fund our operations which may not be available to us.

Whether our stock price will reach $0.068 is dependent on a number of factors such as the progress of our business and commercialization of our Monster Silk™ and whether sales of our Class A Common Stock by Calm Seas after we put stock to them have the effect of depressing our stock price below $0.068 even if there are positive developments in our business.

Existing stockholders could experience substantial dilution upon the issuance of Class A common stock pursuant to an equity line we have with Calm Seas Capital.

Under the Equity Line Financing set forth in the Letter Agreement with Calm Seas Capital, we may put up to $200,000 of our Class A common stock to Calm Seas per month.  Notwithstanding the $200,000 ceiling for monthly puts under the Letter Agreement, if both we and Calm Seas agree, we may submit one or more additional puts during any given month to the extent we need additional capital for our operations and/or our product development.  When we exercise our put Calm Seas will purchase such shares at a price per share equal to 80% of the lowest price of our Class A common stock during the five consecutive trading days immediately following the put date (as defined on page 2 of this prospectus).  Our equity line with Calm Seas Capital contemplates our future possible issuance of up to an aggregate 110,000,000 shares of our Class A common stock as a result of this prospectus, subject to certain restrictions.  As of May 4, 2017, of the 110,000,000 shares of common stock initially registered, 38,824,427 shares of common stock remain available for registration. Our existing stockholders will be significantly diluted if the terms and conditions of the equity line are satisfied, and we choose to exercise our put rights to the fullest extent permitted and sell all of the 110,000,000 shares of our common stock to Calm Seas Capital. Additionally, if we are unable to raise $7,500,000 in proceeds from the sale of the entire 110,000,000 shares to Calm Seas Capital under the equity line financing, we will seek funding from other capital sources.  In such cases, we expect that we would have to issue a significant number of additional shares that would further dilute existing shareholders.

We may not successfully manage any growth that we may experience.

Our future success will depend upon not only product development but also on the expansion of our operations and the effective management of any such growth, which will place a significant strain on our management and on our administrative, operational, and financial resources. To manage any such growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed as our growth could be adversely affected by such mismanagement.

Our initial development of recombinant silk fiber from the transgenic silkworm and other product development programs depend upon third-party researchers who are outside our control.

We depend upon independent researchers and collaborators, such as universities and their staff, to conduct our development of a transgenic silkworm and recombinant silk polymers, such as spider silk.  Such researchers and collaborators perform services under agreements with us. Such agreements are often standard-form agreements typically not subject to extensive negotiation.  These researchers or collaborators are not our employees, and in general we cannot control the amount or timing of resources that they devote to our product development programs.  These researchers and collaborators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our transgenic silkworm development and our product development programs, or if their performance is substandard, our introduction of protein based fiber products will be delayed or may not result at all.  These researchers and collaborators may also have relationships with other commercial entities, some of whom may compete with us.

If conflicts arise with our collaborators, they may act in their self-interests, which may be adverse to our interests.

Conflicts may arise in our collaborations we have entered into or may enter into due to one or more of the following:

●	disputes with respect to payments that we believe are due under a collaboration agreement;

●	disagreements with respect to ownership of intellectual property rights;

●	unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities, or to permit public disclosure of these activities;

●	delay of a collaborator’s development or commercialization efforts with respect to our product development; or

●	termination or non-renewal of the collaboration.

In addition, in our collaborations, we may be required to agree not to conduct independently, or with any third party, any research that is competitive with the research conducted under our collaborations. Our collaborations may have the effect of limiting the areas of research that we may pursue, either alone or with others. Our collaborators, however, may be able to develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations.

If we lose the services of key management personnel, we may not be able to execute our business strategy effectively.

Our future success depends in a large part upon the continued service of our founder and sole officer and director, Kim Thompson.  Mr. Thompson is critical to our overall management as well as the development of our technology, our culture and our strategic direction.  We do not maintain a key-person life insurance policy on Mr. Thompson.  The loss of Mr. Thompson would materially harm our business.

As our business grows, we will need to hire highly skilled personnel and, if we are unable to retain or motivate hire additional qualified personnel, we may not be able to grow effectively.

Our performance will be largely dependent on the talents and efforts of highly skilled individuals.  Our future success depends on our continuing ability to identify, hire, develop, motivate, and retain highly skilled personnel for all areas of our company.  Despite the current economic conditions, competition in our industry for qualified employees remains intense as the skills we require in our employees are highly specialized.  We compete with companies in the biotechnology and pharmaceutical industries that seek to retain scientists with genetic engineering experience and expertise.  Competition for qualified individuals remains intense despite the current economic conditions, which have somewhat softened demand for qualified personnel.  However, we expect that over the longer term we will continue to face stiff competition and may not be able to successfully recruit or retain such personnel. Attracting and retaining qualified personnel will be critical to our success.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any products we may develop, we may not be able to generate product revenue.

We do not currently have an organization for the sales, marketing and distribution of any fiber products that we expect to develop.  In order to market any products that may be developed, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. In addition, we have no experience in developing, training or managing a sales force and will incur substantial additional expenses in doing so.  The cost of establishing and maintaining a sales force may exceed its cost effectiveness.  Furthermore, we will compete with many companies that currently have extensive and well-funded marketing and sales operations.  Our marketing and sales efforts may be unable to compete successfully against these companies.  If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable.

We may be unable to generate significant revenues and may never become profitable.

The Company did not have revenues in 2015 and generated $31,858 in revenue in 2016, making it difficult to predict when we will generate significant revenues or be profitable. We expect to incur significant research and development costs for the foreseeable future.  We may not be able to successfully market fiber products we produce in the future that will generate significant revenues.  In addition, any revenues that we may generate may be insufficient for us to become profitable.

In particular, potential investors should be aware that we have not proven that we can:

●
raise sufficient additional capital in the public and/or private markets to continue the development of the transgenic silkworm or demonstrate the ability to produce commercial volumes of recombinant silk fibers;

●	develop and manufacture specialty fibers achieve market acceptance;

●	develop and maintain relationships with key vendors that will be necessary to optimize the market value of the fibers we develop;

●
maintain relationships with strategic partners that will be necessary to manufacture the fibers we develop or develop relationships with potential strategic partners which may license or distribute fiber products that we develop;

●	respond effectively to competitive pressures; or

●	recruit and build a management team to accomplish our business plan.

If we are unable to accomplish these goals, our business is unlikely to succeed.

As a result of our limited operating history, we may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls.

We have a limited operating history from which to evaluate our business.  The Company did not have revenues in 2015 and generated $31,858 in revenue in 2016, making it difficult to predict when we will generate significant revenues or be profitable.  Our failure to develop a transgenic silkworm would have a material adverse effect on our ability to continue operating.  Accordingly, our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in an early stage of development.  We may not be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

Because of this limited operating history and because of the emerging nature of our fiber product we are producing, our historical financial data is of limited value in estimating future operating expenses.  Our budgeted expense levels are based in part on our expectations concerning future revenues.  However, our ability to generate any revenues depends largely on the market acceptance of the fibers we develop, which is difficult to forecast accurately.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control.  For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as any indication of our future performance.  Our quarterly and annual expenses are likely to increase substantially over the next several years depending upon the level of fiber development activities.  Our operating results in future quarters may fall below expectations.  Any of these events could adversely impact our business prospects and make it more difficult to raise additional equity capital at an acceptable price per share.

We have limited intellectual property protection in overseas markets, which could affect our ability to grow our markets and increase our revenue.

The intellectual property that we licensed from Notre Dame and the University of Wyoming is covered by a series of US patents and US patent applications with limited or no international patent protection.  Overseas competitors could be using the same technology that we have licensed, which would affect our ability to expand our markets beyond the United States.  We are aware that laboratories and potential competitors overseas are using the “piggyback” gene splicing technology for the genetic modification of silkworm.  Such limited overseas intellectual property could affect our ability to introduce fiber products in overseas markets or effectively compete in such markets.

The patents underlying our license agreements could expire prior to our commercializing our specialty fibers, which would result in the loss of our competitive edge and could negatively impact our revenues and results of operations.

The patent rights that we license could expire before we are ready to market or commercialize any fiber product, or while we are still in research and development of proposed products.  In which event the patents would be worthless and would not protect us from potential competitors who would then have low barriers to entry and who would be in a position to compete more effectively with us.

Our license agreements restrict us from developing products for certain markets.

Some, but not all, of the gene sequences that we have licensed from Notre Dame and the University of Wyoming are covered by restrictions in the licensing agreement which preclude their use by us for sporting goods and medical applications.

Our management has no previous experience in developing, marketing or selling recombinant fiber which may have a negative effect on our ability to develop or sell our products.

Our current management has no previous experience in developing, marketing or selling recombinant fiber and the other products that we intend to develop and market.  Additionally, our current management has no experience in the business of scientific research and development, which is critical to our success.  The inexperience of our management may negatively affect our ability to succeed in developing, marketing and/or distributing our proposed products.

We are unprepared for technological changes in our industry, which could result in our products being obsolete or replaced by better technology.

The industry in which we participate is subject to rapid business and technological changes.  The business, technology, marketing, legal and regulatory changes that could occur may have a material adverse impact on us.  New inventions and product innovations may make our proposed products obsolete.  Other researches may develop and patent technologies which make our line of research obsolete.  We may not have the financial or technical ability to keep up with its competitors.

Our business is based on unproven scientific research and makes our business highly risky.

We are engaging in research and development of new recombinant silk fibers.  Due to the speculative nature of this scientific research, our chances of success are speculative and we cannot be certain that we will succeed in developing new fibers or that our use of novel transgenic methods will be successful.  An investment in us, therefore, is highly speculative and risky.

The fibers we develop could expose us to product liability claims and government regulation, which could have a negative impact on our results of operations.

The fibers we are seeking to develop may subject us to product liability claims if widely used, including but not limited to design defect, environmental hazards, quality control, and durability of product.  This potential liability is increased by virtue of the fact that our products in development may be used as protective and safety materials.  There is tremendous potential liability to any person who is injured by, or while using, one of our products.  As a manufacturer, we may be strictly liable for any damage caused by our products.  This liability might not be covered by insurance, or may exceed any coverage that we may obtain.

Additionally, our products, if successfully developed, will be produced by means of genetic engineering.  These transgenic methods may carry inherent environmental risks and the production of the products may therefore also be heavily regulated by the government.  We may face changes in governmental regulation policies and practices which could have a significant adverse effect on us and our ability to develop, produce and market any products.

Our operations would be negatively affected by any dispute with our partner Universities or by labor unrest (such as disputes, strikes or lockouts) between such Universities and its academic staff.

We have signed intellectual property, sponsored research and collaborative research agreements with one or more universities.  The continued cooperation of university(s), as well as the cooperation of other institutions and or universities is essential for our success of the Company. In the event of a material dispute with the university(s), such a dispute could create a cessation of operations for a period of time that could be detrimental to our operations and survival.  Additionally, in the event of a material dispute between such universities and its employees could create a cessation of operations for period of time that could be detrimental to our product development.

Unforeseen circumstances may require us to use the proceeds from the Equity Line Financing in a manner not set forth in the Use of Proceeds section of this prospectus.

Management intends to use the proceeds from this offering, in part, to pay off some of unpaid salary we owe to our Chief Executive Officer (which we have accounted for as an accrued expense and which amount bears interest at the rate of three percent per annum and is due on demand by our Chief Executive Officer) and accounts payable, including contractual obligations associated with this offering.  However, results of our research and development may not go as we hope and we may have to conduct further research and development that we currently do not expect that we will have to do.  In such event, the funds used for these purposes will require us to raise additional capital.

Our competitors are larger competitors with greater financial resources than we have and we may face increased competition due to the low barriers of entry to our industry.

We compete directly with numerous other companies with similar product lines and/or distribution that have extensive capital, resources, market share, and brand recognition.  There are few barriers to entry on the industry in which we compete.  This creates the strong possibility of new competitors emerging, and of others succeeding in developing the same or similar fibers that we are trying to develop.  The effects of this increased competition may be materially adverse to us and our stockholders.

We may face various governmental regulation, which could increase our costs and lower our future profitability.

Governmental regulation regarding import/export, taxes, transgenic, scientific research and university based research, biological research; transgenic product manufacture and distribution, environmental regulation and packaging requirements may be adverse to our operations, research and development, revenues, and potential profit.  We are especially at risk from governmental restriction and regulations related to the development of materials by use of transgenic organisms.  Federal and state regulations impose strict regulation on the use, storage, and transportation of such transgenic organisms.  Such rules impose severe penalties on us for any breach of regulations, for any spill, release, or contamination caused while the substances are under our direct or indirect ownership or control.  We are not aware of any such breach of governmental regulation, or of any spill, release, or contamination.  If such a release, or other regulatory breach does occur in the future, the resulting clean-up costs, and/or fines and penalties, would cause a material negative effect on the Company and its financial future.  In that event, investors could expect to lose their entire investment.

Risks Related to Our Stock

We may need to raise additional capital by sales of our Class A common stock, which may adversely affect the market price of our Class A common stock and your rights in us may be reduced.

We expect to continue to incur product development and selling, general and administrative costs, and in order to satisfy our funding requirements, we will need to sell additional equity securities, in transactions similar in size and scope to our Equity Line Financing covered by this prospectus.  Such additional sales of equity securities may be subject to registration rights.  The sale or the proposed sale of substantial amounts of our Class A common stock in the public markets may adversely affect the market price of our Class A common stock and our stock price may decline substantially. Our stockholders may experience substantial dilution and a reduction in the price that they are able to obtain upon sale of their shares. Also, new equity securities issued may have greater rights, preferences or privileges than our existing Class A common stock.

There is no assurance of an established public trading market.

A regular trading market for our Class A common stock may not be sustained in the future. FINRA has enacted changes that limit quotation on the OTCQB to securities of issuers that are current in their reports filed with the SEC. The OTCQB is an inter-dealer, over-the-counter quotation medium that provides significantly less liquidity than a listing on the NASDAQ Stock Markets or other national securities exchange. Quotes for stocks included on the OTCQB are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTCQB may be difficult to obtain and holders of Class A common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our Class A common stock will be influenced by a number of factors, including:

●	the issuance of new equity securities pursuant to a future offering;

●	competitive developments;

●	variations in quarterly operating results;

●	change in financial estimates by securities analysts;

●	the depth and liquidity of the market for our Class A common stock;

●	investor perceptions of our company and the technologies industries generally; and

●	general economic and other national conditions.

Our Class A common stock is considered “a penny stock” and, as a result, it may be difficult to trade a significant number of shares of our Class A common stock.

The Securities and Exchange Commission (“SEC”) has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. Since our Class A common stock has been eligible for quotation on the OTCQB, the market price of our Class A common stock has been less than $5.00 per share.  As a result of our prior private placements, we will have increased the number of shares outstanding by almost ten-fold.  Consequently, it is likely that the market price for our Class A common stock will remain less than $5.00 per share for the foreseeable future and therefore may be a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our Class A common stock and may affect the ability of investors hereunder to sell their shares. In addition, because our Class A common stock is traded on the OTC Markets, investors may find it difficult to obtain accurate quotations of the stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

We do not intend to pay dividends.

We have never declared or paid any cash dividends on our securities. We currently intend to retain our earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

Risk Factors Related to the Equity Line Financing and this Offering

We are registering an aggregate of 110,000,000 shares of Class A Common Stock to be issued under the Equity Line Financing.  The sale of such shares could depress the market price of our Class A common stock.

We are registering an aggregate of 110,000,000 shares of our Class A common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Line Financing. The sale of these shares into the public market by Calm Seas could depress the market price of our common stock. As of May, 2017, of the 110,000,000 shares of common stock initially registered, 38,824,427 shares of common stock remain available for registration. As of May 4, 2017there were 783,046,190 shares of our common stock issued and outstanding.

We may not have access to the full amount under the Equity Line.

As of May 4, 2017, the closing market price of our common stock was $0.07. There is no assurance that the market price of our Class A common stock will increase substantially in the near future. The entire commitment under the Equity Line Financing is $7,500,000 as of the date of this prospectus.  We would need to maintain the market price of our Class A common stock at approximately $0.172 in order to have access to the full amount under the Equity Line Financing.   Since January 1, 2012, the lowest and the highest prices at which our Class A common stock has been trading were $0.017 and $0.13 per share, respectively.  We expect that, initially, the resale by Calm Seas Capital of the shares of our Class A common stock that we will sell to them under our Equity Line Financing will cause our stock to decrease.  However, if we are able to report positive developments in our research and development efforts, we expect that such announcements will cause our stock price to increase sufficiently to a price per share above the price we need to allow us to obtain $7,500,000 gross proceeds under the Equity Line Financing.   If we achieve our research and development goals, we expect that the announcement of such achievements will have a significant positive impact on the price of our Class A common stock.  Technology research and development is very risky.  We cannot be certain that we will achieve our research and development goals.  Any setbacks in our research and development activities may cause our stock price to drop, in which event we would probably not be able to raise $7,500,000 under our Equity Line Financing.  In the event that we raise substantially less than the maximum proceeds we expect to raise under the Equity Line Financing by the expiration of their respective terms, we will seek to raise funds from other capital sources.   Alternatively, if our research yields some promising or positive results, we may seek a corporate partner in a joint venture or licensing arrangement in which we would seek to negotiation an upfront licensing fee and/or capital investment from such corporate partner.   We have not yet identified any corporate partners for any such joint venture or licensing arrangement.

Calm Seas will pay less than the then-prevailing market price for our Class A common stock.

The Class A common stock to be issued to Calm Seas pursuant to the Letter Agreement will be purchased at a twenty percent discount to the lowest price of our Class A common stock during the five consecutive trading days immediately following the date we deliver to Calm Seas a notice of our election to put shares to it pursuant to the Letter Agreement. Calm Seas has a financial incentive to sell our Class A common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Calm Seas sells the shares, the price of our Class A common stock could decrease. If our stock price decreases, Calm Seas may have a further incentive to sell the shares of our Class A common stock that it holds. These sales may have a further impact on our stock price.

There may not be sufficient trading volume in our Class A common stock to permit us to generate adequate funds from the exercise of our put.

The Letter Agreement provides that the dollar value that we will be permitted to put to Calm Seas at each drawdown will be the lesser of: (A) 200% of the average daily volume in the OTCQB of the Class A common stock for the ten trading days prior to the date we deliver to Calm Seas a notice of our put, multiplied by the average of the ten daily closing prices immediately preceding the date we deliver a put notice to Calm Seas, or (B) $100,000.   We will automatically withdraw our put notice to Calm Seas if the lowest price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing bid price for our Class A common stock for the ten (10) trading days prior to the put date.  If the average daily trading volume in our Class A common stock is too low, it is possible that we would exercise a put for less than $100,000, which may not provide adequate funding for our planned operations.

The selling shareholder may engage in hedging transactions, other than short sales, which may result in broker-dealers or other financial institutions engaging in short sales for their own account and not for the benefit of the selling security holder, which may cause a steep decline of our share price.

In connection with the distribution of the Class A common stock or otherwise, the selling shareholder may enter into hedging transactions, other than short sales, with broker-dealers or other financial institutions.  In connection with such hedging transactions, broker-dealers or other financial institutions may, for their own account and not for the benefit of Calm Seas Capital, engage in short sales of shares in the course of hedging the positions they assume with the selling shareholder.  If there are significant short sales of our stock by such broker-dealers or other financial institutions, the price decline that would result from this activity will cause our share price to decline which in turn may cause long holders of our stock to sell their shares thereby contributing to sales of stock in the market.  If there is an imbalance on the sell side of the market our stock the price will decline. It is not possible to predict if the circumstances where by a short sales could materialize or to what our share price could drop. In some companies that have been subjected to short sales their stock price has dropped to near zero. We cannot provide any assurances that this situation will not happen to us.

Shares eligible for future sale by our current shareholders may adversely affect our stock price.

Sales of substantial amounts of Class A common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

If we fail to remain current on our reporting requirements, we could be removed from the OTCQB, which would limit the ability of Broker-Dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

Companies trading on the OTCQB, such as Kraig Biocraft Laboratories, must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTCQB.  If we fail to remain current on our reporting requirements, we could be removed from the OTCQB.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by Calm Seas. However, we will receive proceeds from the sale of our common stock to Calm Seas pursuant to the put right under the Letter Agreement. We intend to use the proceeds from our exercise of the put options pursuant to the Letter Agreement for working capital.

The proceeds from the Equity Line Financing will be used for working capital including employee salaries, the costs of our research and development obligations under the agreement with the University of Notre Dame, the cost of increasing our production, the costs relating to commercializing our products, the costs related to our operation as a public company (primarily, legal and accounting fees) as well legal fees for securing our intellectual property, rent and telecommunications (phone, fax and Internet).  Consequently, we believe that it is highly likely that we will use all $7,500,000 of the proceeds we expect to raise from the equity line financing.  We also expect to be able to raise the full $7,500,000 from the Equity Line Financing.  We believe that positive results of our research and development efforts under our arrangement with the University of Notre Dame will help increase our stock price and, therefore, reduce the number of shares we will need to put to Calm Seas in order to raise the full $7,500,000 in gross proceeds we are seeking to raise under the equity line financing.

In the event we are unable to raise the full $7,500,000 from the equity line financing, we would use the proceeds in the following priority: (i) research and development expenses, (ii) employee salaries, cost of benefits and payroll taxes, (iii) rent and telecommunications, (iv) legal expenses (both SEC and intellectual property) and accounting expenses, press release and EDGAR filing services and transfer agent expenses, (v) postage/shipping, office equipment and office supplies, (vi) auto and travel expenses, (vii) increasing production and commercialization of our products, (viii) payments for a portion of the amount owed by the Company to its CEO for the transfer of intellectual property to the Company, which has been recorded in the financial statements as royalty payments due to a related party, and (ix) reserves to cover expenses due to contingent events.

In the event that we raise substantially less than the maximum proceeds we expect to raise under the equity line financing by the expiration of their respective terms, we will seek to raise additional capital from other investors.

SELLING SHAREHOLDER

Other than as described below, none of the Selling Stockholders nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Unless otherwise indicated below, none of the Selling Stockholders are broker-dealers or affiliates of a broker-dealer within the meaning of Section 3 of the Securities Exchange Act.

This prospectus relates to the offering and sale, from time to time, of up to 110,000,000 shares of our common stock held by the stockholders named in the table below. As of May 4, 2017, of the 110,000,000 shares of common stock initially registered, 38,824,427 shares of common stock remain available for registration.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of our common stock with respect to the securities held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each of the selling stockholders as of May 4, 2017. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take into account any ownership caps or limitations. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. However, the selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

We estimate that our costs and expenses of registering the shares listed herein for resale will be approximately $23,873.91.

On September 14, 2009, we entered into the Amended Letter Agreement with Calm Seas to raise up to $1,000,000 through an equity line financing.   On June 28, 2011 we entered into the Letter Agreement with Calm Seas to raise up to $1,500,000 through an equity line financing.  On April 30, 2013, we entered into the Letter Agreement with Calm Seas to raise up to $2,500,000 through an equity line financing. On October 2, 2014, we entered into the Letter Agreement with Calm Seas to raise up to $7,500,000 through an equity line financing. Except as described above, to our knowledge Calm Seas has not had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.

During the fiscal year 2016, the Company exercised a total of nine puts under the Calm Seas equity line for an aggregate amount of $1,025,000.   For seven puts, the Company’s stock price declined in the five-week price declined by approximately 3.6% to 34.9%.  For two puts, the Company’s stock price increased in the five-week period by approximately 5.1% to 65%.

During fiscal year 2015, the Company exercised a total of seven puts under the Calm Seas equity line for an aggregate amount of $750,000 and the Company’s stock price in year 2015 ranged from $0.024 to $0.052. For the seven puts, the Company’s stock price declined in the five-week price declined by approximately 8.2% to 40.3%.

During fiscal year 2014, the Company exercised a total of ten puts under the Calm Seas equity line for an aggregate amount of $1,150,000 and the Company’s stock price in year 2014 ranged from $0.037 to $0.067. Of the ten puts, the Company’s stock price remained stable in the five-week period following one put, our stock price declined by approximately 2.6% to 19.8% in the five-week period following five puts, and our stock price increased by approximately 1.2% to 9.1% during the five-week period following four puts.

During fiscal year 2013, the Company exercised a total of twelve puts under the Calm Seas equity line for an aggregate amount of $1,050,000 and the Company’s stock price in year 2013 ranged from $0.036 to $0.136. Of the twelve puts, the Company’s stock price remained stable in the five-week period following three puts, our stock price declined by approximately 13% to 25% in the five-week period following four puts, and our stock price increased by approximately 14% to 86% during the five-week period following five puts.

During fiscal year 2012, the Company exercised a total of five puts under the Calm Seas equity line for an aggregate amount of $425,000 and the Company’s stock price in year 2012 ranged from $0.03 to $0.108. Of the five puts, the Company’s stock price remained stable in the five-week period following three puts, our stock price declined by 17% in the five-week period following one put, and our stock price increased by approximately 100% during the five-week period following one put.

During fiscal year 2011, the Company exercised a total of seven puts under the Calm Seas equity line for an aggregate amount of $700,000 and the Company’s stock price in year 2011 ranged from $0.06 to $0.161. Of the seven puts, the Company’s stock price remained stable in the five-week period following two puts, our stock price declined by approximately 20% in the four-week period following three puts, and our stock price increased by approximately 25% to 30% during the four to five weeks after two puts.

During fiscal year 2010, the Company exercised a total of five puts under the Calm Seas equity line for an aggregate amount of $245,000 and the Company’s stock price in year 2010 ranged from $0.01 to $0.24.  Of the five puts, the Company’s stock price declined by approximately 30% in the four-week period following one put, the stock price increased between 15% and 400% over the four-week period following the four puts.

In addition, in fiscal year 2010, there were a total of two issuances for a total of 6,548,620 shares to Calm Seas as a result of the conversion of twelve convertible notes acquired by Calm Seas and a total of one issuance of 6,000,000 shares as a result of the exercise of twelve warrants held by Calm Seas. Following the aforementioned 3 issuances to Calm Seas Capital, the Company’s stock price remained flat in the four-week period following two issuances, and the Company’s stock price declined by approximately 20% in the four-week period subsequent to one issuance. In 2010 there was one issuance to Calm Seas Capital for a total of 4,000,000 shares as the result of the Company’s sale of stock to Calm Seas Capital for proceeds of $28,632. Our review of the four-week period following that sale of stock shows that our stock price made no significant movement.

Our capital raises through our equity line financings have been exclusively with Calm Seas Capital.  We have not entered into any financing agreements with any affiliate of Calm Seas Capital. We have not issued any put to any affiliate of Calm Seas Capital, nor have we issued any stock in exchange for financing with any affiliate of Calm Seas Capital.

An equity line financing, such as our past equity lines with Calm Seas Capital by its nature, increases the number of outstanding shares and places downward pressure on stock price.  We have reviewed our past equity lines with Calm Seas Capital and have not identified any direct correlation between the issuance of  shares to Calm Seas Capital pursuant to the puts under the past equity lines and changes in our stock price following such issuance.  However, in aggregate, our stock price has declined since its highs in 2010 and during the same time period we have been issuing shares pursuant to the puts to Calm Seas Capital under our past equity lines. Such puts do tend to put downward pressure on stock prices.  Some portion of the reduction in our share price since 2010, which we cannot estimate, can be attributed to the past equity line financings.  However, the Company believes the downward pressure on our stock price since its high 2010 is also related to fundamental factors concerning our path to commercialization and the fact that we have not yet commercialized our Monster Silk™ product.

Of the total proceeds received from the Calm Seas equity lines, the Company paid to the University of Notre Dame, under the Intellectual Property/ Collaborative Research Agreement, research and development costs of $177,800 in 2011, $315,990 in 2012, $428,394 in 2013, 439,536 in 2014, $432,008 in 2015, and $397,136 in 2016.  In addition, the Company has paid to the University of Notre Dame for reimbursement of costs associated with the filing and maintaining of patent applications relating to the technology developed within the University laboratories for which the Company has exclusive commercialization rights; $110,736 in 2013, $81,546 in 2014, $170,068 in 2015, and $107,801 in 2016. The Company utilized the remaining proceeds for general corporate purposes such as payroll, rent and legal expenses, etc. With the funds from the equity lines, the Company was able to continue its endeavor to build its intellectual property portfolio and advance its technology with the goal of commercialization, which the Company believes will ultimately drive up the value of our stock price.

Except as described above, to our knowledge Calm Seas has not had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.

Beneficial Ownership of Class A Common Shares Prior to this Offering			Number of Shares to be Sold	Beneficial Ownership of Class A Common Shares after this Offering
Selling Shareholder	Number of Shares	Percent of Class (1)	Under this Prospectus	Number of Shares	Percent of Class (1)

Calm Seas Capital, LLC. (2)	110,000,000	13.9%	38,824,427	0	0%
377 S. Nevada St.
Carson City, NV 89703

Total	110,000,000	13.9%	38,824,427	0	0%

(1)	Based on 786,903,348 shares of Class A common stock outstanding after the completion of the offering.

(2)	Calm Seas Capital, LLC is a Nevada limited liability company. Michael McCarthy is the managing member of Calm Seas with voting and investment power over the shares.

Equity Line Financing

The selling security holder is reselling shares of our Class A common stock sold to it by our exercise of the put right under the Letter Agreement.  Each month we may put up to an aggregate of $200,000 of our Class A common stock to Calm Seas, which will purchase such shares at a price per share equal to 80% of the lowest price of our Class A common stock during the five consecutive trading days immediately following the date the notice of our election to put shares pursuant to the Letter Agreement is delivered to Calm Seas (the date of delivery of such notice is referred to as the “put date”).  Notwithstanding the $200,000 ceiling for each monthly put, if both we and Calm Seas agree, we may submit one or more additional puts during any given month to the extent we need additional capital for our operations and/or our product development.  We can only submit such additional put(s) if Calm Seas Capital agrees to it.  Furthermore, the additional put is subject to the $7,500,000 limitation of this offering.  The additional put allows us to obtain additional capital in the event that our product development proceeds quicker than we expect.

We will automatically withdraw our put notice to Calm Seas if the lowest price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing bid price for our Class A common stock for the ten (10) trading days prior to the put date.

The selling shareholder will not receive any compensation, fees or commissions under the Letter Agreement.

We expect to be able to raise the full $7,500,000 from the Equity Line Financing available as of the date of this prospectus.  We believe that if we achieve positive results from our research and development efforts those results may help increase our stock price and, therefore, reduce the number of shares we will need to put to Calm Seas in order to raise the full $7,500,000 in gross proceeds we are seeking to raise under the Equity Line Financing.

Our equity line with Calm Seas Capital contemplates our future possible issuance of up to an aggregate 110,000,000 shares of our Class A common stock as a result of this registration statement, subject to certain restrictions. Currently, we believe it is likely we will need to draw the full amount available under this equity line prior to the expiration of the equity line. If the terms and conditions of the equity line are satisfied, and we choose to exercise our put rights to the fullest extent permitted and sell all of the 110,000,000 shares of our common stock to Calm Seas Capital, the ownership by our existing non-affiliate stockholders will be diluted by approximately 7.1% based on 549,054,423 shares of Class A common stock held by non-affiliates on May 4, 2017. If we issue all of the shares under the equity line, we would have 786,903,348 shares issued and outstanding, of which 542,383,085 shares will be held by non-affiliates, resulting in a 10.6% increase in the public float. We expect that the initial issuance of the shares under the equity line and subsequent resale by Calm Seas Capital will probably cause our share price to decrease. However, we also expect that with a substantial amount of the proceeds from the equity line being spent on research and development activities we may be able to offset such downward pressure on our stock price with announcements of our ongoing research and development. If our research and development efforts are positive, we would expect that the announcement of such result would cause our share price to increase. Conversely, if our research and development efforts fail to produce positive results, we would expect that such result would cause a significant decrease in our stock price. As of May 4, 2017, of the 110,000,000 shares of common stock initially registered, 38,824,427 shares of common stock remain available for registration.

In the event that we raise substantially less than the maximum proceeds we expect to raise under the Equity Line Financing by the expiration of their respective terms, we will seek to raise additional capital from other sources.

Bridge Investment

Pursuant to the 2009 Letter Agreement, Calm Seas Capital made a Bridge Investment in the Company in the aggregate amount of $120,000, of which $100,000 was paid promptly after the 2009 Letter Agreement was signed in July 2009 and the remaining $20,000 was paid in late September 2009.  In this Bridge Investment, Calm Seas Capital purchased (i) twelve convertible debentures, each in the principal amount of $10,000 (the “Bridge Debentures”) and (ii) twelve warrants each exercisable for the purchase of 500,000 shares (the “Bridge Warrants”).  In February and April 2010, Calm Seas Capital has converted $115,000 of the principal amount of the debentures into shares of our Class A common stock, and $5,000 of convertible debt remained outstanding. At December 31, 2010, pursuant to the agreement, all outstanding principal and accrued interest on the convertible debt was due, and the conversion rights of the holder terminated. In addition, on October 4, 2010, the Company issued 5,177,801 shares in connection with the cashless exercise of the 6,000,000 Bridge Warrants. In 2013, the note holder forgave the $5,000 convertible note balance along with accrued interest of $1,775.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling shareholder to offer and sell up to an aggregate of 110,000,000 shares at such times and at such places as it chooses.  The decision to sell any shares is within the sole discretion of the holder thereof.

The distribution of the Class A common stock by the selling shareholder may be effected from time to time in one or more transactions.  Any of the Class A common stock may be offered for sale, from time to time, by the selling shareholder, or by permitted transferees or successors of the selling shareholder, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise.

The Class A common stock may be sold by one or more of the following:

●
On the OTCQB or any other national common stock exchange or automated quotation system on which our Class A common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

●	Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

- Block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

- Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

●	Ordinary brokerage transactions.

●	Directly to one or more purchasers.

●	A combination of these methods.

Calm Seas and any broker-dealers who act in connection with the sale of its shares are “underwriters” within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

In connection with the distribution of the Class A common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may, for their own account and not for the benefit of the selling shareholder, engage in short sales of shares in the course of hedging the positions they assume with the selling shareholder. Under the Letter Agreement, the selling shareholder cannot sell shares short. The selling shareholder may enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the Class A common stock, which shares such broker-dealers or financial institutions may resell pursuant to this prospectus, as supplemented or amended to reflect that transaction. The selling shareholder may also pledge the common stock registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may affect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction.

The selling shareholder or its underwriters, dealers or agents may sell the Class A common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or re-allowed. Underwriters, dealers, brokers or other agents engaged by the selling shareholder may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the Class A common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the Commission from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, the selling shareholder  will not engage in any stabilization activity in connection with our Class A common stock, will furnish each broker or dealer engaged by the selling shareholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any Class A common stock of our or attempt to induce any person to purchase any of the Class A common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of these shares of Class A common stock offered by the selling shareholder. We shall use our best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We have agreed to pay all expenses of the registration of the shares of common stock; provided, however, that the Selling Stockholder will pay all underwriting discounts and selling commissions, if any.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

DESCRIPTION OF SECURITIES
General

Our original articles of incorporation authorized 60,000,000 shares of Class A common stock, 25,000,000 shares of Class B common stock with no par value per share and 10,000,000 shares of preferred stock with no par value per share. On March 18, 2009, we amended our articles of incorporation to provide for unlimited authorized shares, no par value, of Class A common stock and Class B common stock, and preferred stock. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of May 4, 2017, 783,046,190 shares of common stock Class A were issued and outstanding and held by 30 shareholders of record, and we had no shares of Class B common issued and outstanding. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of Class A common stock and Class B common stock do not have cumulative voting rights.

Holders of a majority of the shares of both classes of common stock voting for the election of directors can elect all of the directors. Holders of both classes of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of both classes of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of both classes of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Effective December 17, 2013, the Company amended its Articles of Incorporation to designate Series A of the Company’s preferred stock, no par value. Under the amendment, there are two shares of Series A preferred stock authorized. The holder of each share of the Series A preferred stock is entitled to vote together with the holders of the Company’s common stock on all matters upon which the Company’s stockholders may vote.

Each share of Series A preferred stock is entitled to 200,000,000 votes on all such matters. Each share of Series A Preferred Stock is convertible into one share of the Company’s common stock at the holder’s option.  On December 19, 2013, the Company issued two shares of Series A preferred stock to Kim Thompson, the Company’s founder and CEO.

The shares of Series A preferred were issued to Mr. Thompson in exchange for an agreement to extend to October, 30, 2014 the date on which the Company would pay certain debts owed to Mr. Thompson.  As part of the transaction, Mr. Thompson also agreed to forgive $30,000 which the Company owed to him as compensation. In connection with the transaction, the Company incurred a loss on settlement of debt of $5,187,800.

Dividends

Since inception we have not paid any cash dividends on our Class A common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Legal Matters

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Hunter Taubman Fischer & Li LLC, 1450 Broadway, 26th Floor, New York, New York 10018.

Experts

The financial statements for the years ended December 31, 2016 and 2015 included in this prospectus and the registration statement have been audited by M&K CPAS, PLLC, to the extent and for the periods set forth in its report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of the said firm as expert in auditing and accounting.

DESCRIPTION OF BUSINESS

Overview

Kraig Biocraft Laboratories, Inc. is a corporation organized under the laws of Wyoming on April 25, 2006. We were organized to develop high strength fibers using recombinant DNA technology, for commercial applications in both the specialty fiber and technical textile industries. Specialty fibers are engineered for specific uses that require exceptional strength, flexibility, heat resistance and/or chemical resistance. The specialty fiber market is exemplified by two synthetic fiber products: aramid fibers and ultra-high molecular weight polyethylene fiber. The technical textile industry involves products for both industrial and consumer products, such as filtration fabrics, medical textiles (e.g., sutures and artificial ligaments), safety and protective clothing and fabrics used in military and aerospace applications (e.g., high-strength composite materials).

We are using genetic engineering technologies to develop fibers with greater strength, resiliency and flexibility for use in our target markets, namely the textile, specialty fiber and technical textile industries.

Collaborative Research and Licensing

In 2006, the Company entered into a licensing agreement with the University Of Wyoming, which granted the Company the exclusive global rights to use and commercialize patented genetic sequences in silkworm.  In exchange for this license the University of Wyoming received $10,000 cash payment and the University of Wyoming Foundation received 17,050,000 shares of the Company’s common stock. Under the terms of the licensing agreement, the Company is obligated to provide annual license fees of $10,000 and support the University research with $13,700 annually.  No royalties are required. This agreement has remained unchanged since 2006.  The Company has not signed any other agreements with the University of Wyoming.

In 2007, the Company entered into the first of a series of collaborative research agreements with the University of Notre Dame (“Notre Dame”). The Company is contractually obligated to financially support the ongoing research and development of transgenic silkworms and the creation of recombinant silk fibers. In exchange, the Company has an option to obtain the exclusive global commercialization rights to the technology developed pursuant to the research effort.

The distinction between the successive collaborative research agreements with the University of Notre Dame has been the level of financial support that the Company has agreed to provide.  The trend has been for an increase in financial support for the research and development in nearly every successive agreement.  In June 2012, we entered into the Intellectual Property / Collaborative Research Agreement with Notre Dame (“2012 Notre Dame Research Agreement”). On March 4, 2015 we entered into a new Intellectual Property / Collaborative Research Agreement with Notre Dame extending the agreement through March 2016 (“2015 Notre Dame Research Agreement”). Under the 2015 Notre Dame Research agreement the Company will provide approximately $534,000 in financial support.

In 2011, the Company exercised its option to obtain the global commercialization rights to the technology developed under the collaborative research agreements with Notre Dame.  That has resulted in a separate license agreement with Notre Dame.  Pursuant to that license agreement, Notre Dame has filed an international patent application and numerous national patent applications on technology relating to the creation and use of recombinant spider silks.  The license agreement obligates the Company to reimburse the University for costs associated with the filing, prosecuting and maintaining of such patents and patent applications.  In exchange for the rights to commercialization, Notre Dame has received 2,200,000 shares of the Company’s common stock and the Company has agreed to pay Notre Dame royalties of 2% of the Company’s gross sales of the licensed products and 10% of any sublicensing fees received by the Company on licensed technology. The Company has also agreed to pay to Notre Dame $50,000 a year, which is credited toward any royalties that are due. The $50,000 payment to Notre Dame is not owed for any year in which the Company is sponsoring research within Notre Dame.

On October 15, 2013, the Company entered into an intellectual property agreement with a scientific researcher relating to the development of new recombinant silk fibers.  Under the terms of that agreement the scientific researcher will transfer to the Company his rights to intellectual property, inventions and trade secrets which the researcher develops relating to recombinant silk.  The researcher will receive 8,000,000 warrants of the Company’s stock, exercisable 24 months from the date of the agreement.  The researcher will also receive additional warrants when and if the researcher develops advanced recombinant silk fibers for the Company’s use.  Under the terms of the agreement the researcher will receive 10,000,000 warrants in the event that he develops a new recombinant silk fiber with certain performance characteristics, and another 10,000,000 warrants if he develops a second recombinant silk fiber with certain characteristics.  If the consultant performs the contract in good faith the consultant will be entitled to an additional 8,000 warrants.  The warrants described above all contain a cashless exercise provision and are exercisable on the 24 month anniversary of the date on which they were issuable under the agreement.

On February 17, 2014, the Company entered into two consulting agreements with two consultants for independent technical expertise to further the Company’s business plans and scientific research and development.  As consideration for the services performed, the Company agrees to issue the following to each of the consultants:

●
Within 30 days of the date of this agreement, a warrant for six hundred thousand shares of the Company’s common stock to be exercisable on the 14 month anniversary of this agreement for a period of 12 months with a cashless exercise provision. Such warrant has been issued as of the date of this prospectus.

●
Within 30 days of the date of this agreement, a warrant for one million shares of the Company’s common stock to be exercisable on the 20 month anniversary of this agreement for a period of 12 months with a cashless exercise provision. Such warrant has been issued as of the date of this prospectus.

●
Within 30 days of the date of this agreement, a warrant for two million shares of the Company’s common stock to be exercisable on the 32 month anniversary of this agreement for a period of 12 months with a cashless exercise provision. Such warrant has been issued as of the date of this prospectus.

●
Based on the consultants reaching two sets of benchmarks, two separate warrants for one million five hundred thousand shares of the Company’s common stock to be exercisable on the 28 month anniversary of this agreement for a period of 12 months with a cashless exercise provision. Such warrant has not been issued as of the date of this prospectus.

●
On the three year anniversary, assuming the consultant acted in good faith and the Company’s board of directors approval, a warrant for one million five hundred thousand shares of the Company’s common stock to be exercisable on the 28 month anniversary of this agreement for a period of 12 months with a cashless exercise provision. Such warrant has not been issued as of the date of this prospectus.

As of the date hereof, the Company has issued a total of 7,200,000 warrants under the foregoing two consulting agreements.

On October 2, 2014, the Company entered into a letter agreement for an equity line of financing up to $7,500,000 (the “Letter Agreement”) with Calm Seas Capital, LLC (“Calm Seas”).

Under the Letter Agreement, over a 24 month period from the effective date of a registration statement covering shares issuable to Calm Seas (the "Effective Date") we may put to Calm Seas up to an aggregate of $7,500,000 in shares of our Class A common stock for a purchase price equal to 80% of the lowest price of our Class A common stock during the five consecutive trading days immediately following the date we deliver notice to Calm Seas of our election to put shares pursuant to the Letter Agreement. We may put shares bi-monthly. The dollar value that will be permitted for each put pursuant to the Letter Agreement will be the lesser of: (A) the product of (i) 200% of the average daily volume in the US market of our Class A common stock for the ten trading days prior to the date we deliver our put notice to Calm Seas multiplied by (ii) the average of the daily closing prices for the ten (10) trading days immediately preceding the date we deliver our put notice to Calm Seas, or (B) $100,000. We will automatically withdraw our put notice to Calm Seas if the lowest closing bid price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing “bid” price for our Class A common stock for the ten (10) trading days prior to the date we deliver our put notice to Calm Seas. Notwithstanding the $100,000 ceiling for each bi-monthly put, as described above, we may at any time request Calm Seas to purchase shares in excess of such ceiling, either as a part of bi-monthly puts or as an additional put(s) during such month. If Calm Seas, in its sole discretion, accepts such request to purchase additional shares, then we may include the put for additional shares in our monthly put request or submit an additional put for such additional shares in accordance with the procedure set forth above.

The Letter Agreement will terminate when any of the following events occur:

● Calm Seas has purchased an aggregate of $7,500,000 of our Class A common stock; or

● The second anniversary from the Effective Date.

As of May 4, 2017, 71,175,573 shares of common stock were issued pursuant to the Letter Agreement.

On June 22, 2015, the Company entered into an agreement with a consultant pursuant to which the consultant would provide investor relations services. The agreement commenced on June 22, 2015 and continued until December 16, 2015. As agreed in the agreement and as a consideration for the services performed, on June 22, 2015, the Company issued the consultant a three year warrant to purchase 15,000,000 shares of common stock which carries a cashless exercise provision with a fair value of $590,335.

On December 30, 2015, the Company entered into a cooperative agreement for the research and pilot production of hybrid silkworms in Vietnam. Under this agreement the Company will establish a subsidiary in Vietnam where it will develop and produce hybrid silkworms. As of December 31, 2016, the subsidiary was not yet established and no work has been performed in Vietnam for the year ended December 31, 2016. The Company delayed the announcement of this agreement until late in February, 2016. This additional time was used to confirm this agreement with higher level authorities and outside review.

The Market

We are focusing our work on the creation of new fibers with unique properties including fibers with potential high performance and technical fiber applications. The performance fiber market is exemplified by two classes of product: aramid fibers, and ultra-high molecular weight polyethylene fiber. These products service the need for materials with high strength, resilience, and flexibility. Because these synthetic performance fibers are stronger and tougher than steel, they are used in a wide variety of military, industrial, and consumer applications.

Among the users of performance fibers are the military and police, which employ them for ballistic protection. The materials are also used for industrial applications requiring superior strength and toughness, i.e. critical cables and abrasion/impact resistant components. Performance fibers are also employed in safety equipment, high strength composite materials for the aero-space industry and for ballistic protection by the defense industry.

The global market for technical textiles has been estimated at greater than $133 billion (1).

These are industrial materials which have become essential products for both industrial and consumer applications. The market for technical textiles can be defined as consisting of:

●	Medical textiles;

●	Geotextiles;

●	Textiles used in Defense and Military;

●	Safe and Protective Clothing;

●	Filtration Textiles;

●	Textiles used in Transportation;

●	Textiles used in Buildings;

●	Composites with Textile Structure;

●	Functional and Sportive Textiles.

We believe that the superior mechanical characteristics of the next generation of protein-based polymers (in other words, genetically engineered silk fibers), will open up new applications for the technology. The materials which we are working to produce are many times tougher and stronger than steel. These fibers are often referred to as “super fibers.”
 (1)   https://globenewswire.com/news-release/2015/08/04/757406/10144484/en/Global-Technical-Textiles-Market-to-Reach-US-160-38-Billion-owing-to-Innovative-Product-Development-Transparency-Market-Research.html

The Product

Certain fibers produced in nature possess unique mechanical properties in terms of strength, resilience and flexibility.

Comparison of the Properties of Spider Silk and Steel

	Material Toughness1	Tensile Strength2	Weight3

Dragline spider silk	120,000-160,000	1,100-2,900	1.18-1.36

Steel	2,000-6,000	300-2,000	7.84
_______________
1 Measured by the energy required to break a continuous filament, expressed in joules per kilogram (J/kg). A .357 caliber bullet has approximately 925 joules of kinetic energy at impact.
2 Tensile strength refers to the greatest longitudinal stress the fiber can bear, measured by force over area in units of newtons per square meter. The measurement here is in millions of pascals.
3 In grams per cubic centimeter of material.

This comparison table was the result of research performed by Randolph Lewis, Ph.D. at the University of Wyoming. Such work was summarized in an article entitled “Spider Silk: Ancient Ideas for New Biomaterials” which was published in Chemicals Review, volume 106, issue 9, pages 3672 – 3774. The measurements in joules in the table above are a conversion from Dr. Lewis’ measurements in newtons/meter squared.

We believe that the genetically engineered protein-based fibers we seek to produce have properties that are in some ways superior to the materials currently available in the marketplace. For example, as noted above, the ability of spider silk to absorb in excess of 100,000 joules of kinetic energy makes it a potentially ideal material for structural blast protection.

Production of this material in commercial quantities holds the potential of a life-saving ballistic resistant material, which is lighter, thinner, more flexible, and tougher than steel. Other applications for spider silk based recombinant fibers include use as structural material and for any application in which light weight and high strength are required. We believe that fibers made with recombinant protein-based polymers will make significant inroads into the specialty fiber and technical textile markets.

While the properties of spider silks are well known, there was no known way to produce these fibers in commercial quantity. The spiders are cannibalistic, and cannot be raised in concentrated colonies.

Our Technology

While scientists have been able to replicate the proteins that are the building blocks of spider silk, the technological barrier that has stymied production until now has been the inability to form these proteins into a fiber with the desired mechanical characteristics and to do so in a cost effective manner.

We have licensed the right to use the patented genetic sequences and genetic engineering technology developed in university laboratories. The Company has been working collaboratively with university laboratories to develop fibers with the mechanical characteristics of spider silk. We are applying this proprietary genetic engineering technology to domesticated silkworms, which are already the most efficient commercial producers of silk.

Our technology builds upon the unique advantages of the domesticated silkworm for this application. The silkworm is ideally suited to produce recombinant protein fiber because it is already an efficient commercial and industrial producer of protein based polymers. Forty percent (40%) of the caterpillars’ weight is devoted to the silk glands. The silk glands produce large volumes of protein, called fibroin, which are then spun into a composite protein thread (silk).

We are working to use our genetic engineering technology to create recombinant silk polymers. On September 29, 2010, we jointly announced with the University of Notre Dame the success of our collaborative research with the University in creating approximately twenty different strains of transgenic silkworm which produce recombinant silk polymers. In April 2011, we entered into a licensing agreement with Sigma-Aldrich which provides us the use of Sigma-Aldrich’s zinc finger technology to accelerate and enhance our product development.

A part of our intellectual property portfolio is the exclusive right to use certain patented spider silk gene sequences in silkworm. Under the Exclusive License Agreement with The University of Wyoming, we have obtained certain exclusive rights to use numerous genetic sequences which are the subject of US patents.

The introduction of the gene sequence, in the manner employed by us, results in a germline transformation and is therefore self-perpetuating. This technology is in essence a protein expression platform which has other potential applications including diagnostics and pharmaceutical production.

The Company

Kraig Biocraft Laboratories, Inc. (Kraig) is a Wyoming corporation. Our shares are traded on the OTCQB under the ticker symbol: KBLB. There are 783,046,190 shares of common stock issued and outstanding as of May 4, 2017. Kim Thompson, our founder and CEO, owns approximately 29.96% of the issued and outstanding common shares. There are 2 shares of super voting preferred stock issued and outstanding as of May 4, 2017. Kim Thompson owns 100% of the issued and outstanding super voting preferred shares.

The inventor of our technology concept, Kim Thompson, is the founder of Kraig Biocraft Laboratories, Inc. Our protein expression system is, in concept, scalable, cost effective, and capable of producing a wide range of proteins and materials.

On April 8, 2011, Kraig and Sigma-Aldrich Co., an Illinois corporation (“Sigma”) entered into a License and Option Agreement. Under the terms of the agreement, Sigma will provide Kraig with its proprietary genetic engineering tools and expertise in zinc finger nuclease to enable Kraig to significantly accelerate its product development. In addition to providing the customized tools and technological know-how, Sigma has granted Kraig an option for a commercial license to use the technology in the textile, technical textile and biomedical markets. Sigma will be creating customized zinc fingers for Kraig's use in its development of spider silk polymers and technical textiles.

In September 2010 the Company announced that it had succeeded in introducing spider silk DNA in silkworm with the result that the transgenic silkworm were producing new recombinant silk fibers. These fibers are a combination of natural silkworm silk proteins and proteins that the silkworms are making as a result of the introduction of the spider silk DNA. The Company announced that it had created approximately twenty different transgenic silkworm strains producing recombinant silk.

We entered into an intellectual property and collaborative research agreement with the University of Notre Dame in 2007. That agreement was subsequently extended and expanded to include research and development of certain platform technologies with potential applications for diagnostics and pharmaceutical production. On March 20, 2010, the Company extended its agreement with Notre Dame through February 28, 2011. Pursuant to these agreements the genetic work has been conducted primarily within Notre Dame’s laboratories. In June 2012, we entered into the Intellectual Property / Collaborative Research Agreement with Notre Dame (“2012 Notre Dame Research Agreement”). On March 4, 2015 we entered into a new Intellectual Property / Collaborative Research Agreement with University of Notre Dame extending the agreement through March 2016 (“2015 Notre Dame Research Agreement”). Under the 2015 Notre Dame Research agreement the Company will provide approximately $534,000 in financial support. On September 20, 2015 this agreement was amended to increase the total funding by approximately $179,000. In February 2016 this agreement was extended to July 31, 2016. In August 2016 this agreement was extended to December 31, 2016. In May 2017 this agreement was extended to June 30, 2017. For the year ended December 31, 2016 and 2015, respectively, the Company paid $397,136 and $432,008 in research and development fees.

We also entered into an intellectual property and sponsored research agreement with the University of Wyoming in 2006.

License Agreements/Intellectual Property

We have obtained certain rights to use a number of university created, and patented, spider silk proteins, gene sequences and methodologies.

Between 2010 and 2014 the University of Notre Dame filed approximately 12 patent applications pursuant to our intellectual property and collaborative research agreement.  Under the terms of that agreement the Company has an option for the exclusive commercial rights to that technology. The Company has notified the University of its exercise of that option.  These patent applications include coverage in the United States, Europe, Korea, Vietnam, Brazil, India, China, Australia, Japan, and Canada.  As of the date hereof, all of these patents were pending applications and none have been issued.

We do not own any patents. In 2014, six trademarks were issued to the Company which it intends to use for product branding in the future. The details of such trademarks are set forth in the following table:

Marks	Registered Owner	Country	Status
Monster SilkTM	Kraig Biocraft Laboratories	United States of America	issued
SpiderpillarTM	Kraig Biocraft Laboratories	United States of America	issued
SpilkTM	Kraig Biocraft Laboratories	United States of America	issued
Monster WormTM	Kraig Biocraft Laboratories	United States of America	issued
Spider WormTM	Kraig Biocraft Laboratories	United States of America	issued
Spider MothTM	Kraig Biocraft Laboratories	United States of America	issued

License Agreement with Notre Dame University

In 2011, the Company exercised its option to obtain the global commercialization rights to the technology developed under the collaborative research agreements with Notre Dame.  On October 28, 2011, the Company entered into a license agreement with the University of Notre Dame. Under the agreement, the Company received exclusive and non-exclusive rights to certain spider silk technologies including commercial rights with the right to sublicense such intellectual property.

In consideration of the licenses granted under the Agreement, the Company agreed to issue to the University of Notre Dame 2,200,000 shares of its common stock and to pay a royalty of 2% of net sales.

The Agreement has a term of 20 years which can be extended on an annual basis after that. It can be terminated by the University of Notre Dame if the Company defaults on its obligations under the Agreement and fails to cure such default within 90 days of a written notice by the university. The Company can terminate the Agreement upon a 90 day written notice subject to payment of a termination fee of $5,000 if the termination takes place within 2 years after its effectiveness, $10,000 if the termination takes place within 4 years after its effectiveness, and $20,000 if the Agreement is terminated after 4 years.

Exclusive License Agreement with University of Wyoming

In May 2006, we entered into a license agreement with the University of Wyoming, pursuant to which we have licensed the right to commercialize the production by silkworms of certain synthetic and natural spider silk proteins and the genetic sequencing for such spider silk proteins. These spider silk proteins and genetic sequencing are covered by patents held by the University of Wyoming. Our license allows us only to use silkworms to produce the licensed proteins and genetic sequencing. We have the right to sublicense the intellectual property that we license from the University of Wyoming. Our license agreement with the University of Wyoming requires that we pay licensing and research fees to the university in exchange for an exclusive license in our field of use for certain university-developed intellectual property including patented spider silk gene sequences. Pursuant to the agreement, we issued 17,500,000 shares of our Class A common stock to the University Foundation. Our license agreement with the University of Wyoming will continue until the later of (i) expiration of the last-to-expire patent we license from the University of Wyoming under this license agreement in such country or (ii) ten years from the date of first commercial sale of a licensed product in such country. There are no royalties payable to the University of Wyoming under the terms of our agreement with them.

We anticipate paying all accrued fees to, or making alternative arrangements with the University within the next twelve months. If we fail to make such payment the University of Wyoming could terminate our license agreement. We anticipate that such a termination would result in a loss of three to nine months of research time and result in increased research and development costs in the range of $30,000 to $140,000.

Research and Development

On September 29, 2010 we announced that we had achieved our longstanding goal of producing new silk fibers composed of recombinant proteins. The Company intends to turn our technology to the development and production of high performance polymers.

During the fiscal years ended December 31, 2016 and 2015, we have spent approximately 7,500 hours and 7,000 hours, respectively, on research and development activities, which consisted primarily of laboratory research on genetic engineering by our outside consultants pursuant to our collaborative research agreement with the University of Notre Dame.

Employees

As of the date of this filing, we have six (6) employees including Kim Thompson, our sole officer and director and Jonathan R. Rice, our Chief Operating Officer. We plan to hire more persons on as-needed basis.
Property

Starting in September of 2015, we rent office space at 2723 South State Street, Suite 150, Ann Arbor, Michigan 48104, which is our principal place of business. We pay an annual rent of $2,112 for conference facilities, mail, fax, and reception services located at our principal place of business.

Starting in February of 2015, we rent additional office space in East Lansing, Michigan and currently pay a monthly rent of $432 for office space, conference facilities, mail, fax, and reception services.

Starting in July of 2016, we rent factory space in South Bend, Indiana with a monthly rent of $670.

Starting in February of 2017, we rent property in Texas for mulberry production with a monthly rent of $960

Legal Proceedings

We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

To the knowledge of our management, we are currently not a party to any material legal or administrative proceedings and are not aware of any pending or threatened legal or administrative proceedings against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the OTCQB system under the symbol “KBLB.”  Our CUSIP number is 50075W. On May 4, 2017, the closing bid price of our Common Stock was $0.07 per share.

The following table sets forth the high and low trade information for our common stock for each quarter during the past two years. The prices reflect inter-dealer quotations, do not include retail mark-ups, markdowns or commissions and do not necessarily reflect actual transactions.

	Low Price	High Price
Fourth Quarter 2016	$0.04	$0.056
Third Quarter 2016	$0.019	$0.095
Second Quarter 2016	$0.014	$0.025
First Quarter 2016	$0.022	$0.027

Fourth Quarter 2015	$0.02	$0.04
Third Quarter 2015	$0.02	$0.04
Second Quarter 2015	$0.03	$0.06
First Quarter 2015	$0.02	$0.04

Holders

As of May 4, 2017 in accordance with our transfer agent records, we had 30 record holders of our Class A common stock. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Transfer Agent and Registrar

Our transfer agent is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, NJ  07716 and its phone number is (732) 872-2727.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our Class A common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof.  Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

FINANCIAL STATEMENTS

Kraig Biocraft Laboratories, Inc.

Kraig Biocraft Laboratories, Inc.

CONTENTS

PAGE	30	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	31	BALANCE SHEETS AS OF DECEMBER 31, 2016 AND DECEMBER 31, 2015.

PAGE	32	STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2016 AND DECEMBER 31, 2015.

PAGE	34	STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2016 AND DECEMBER 31, 2015.

PAGES	34	STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT FOR THE PERIOD FROM DECEMBER 31, 2013 TO DECEMBER 31, 2015.

PAGES	35	NOTES TO FINANCIAL STATEMENTS.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Kraig Biocraft Laboratories, Inc.

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 26, 2017, of Kraig Biocraft Laboratories, Inc. relating to the audit of the financial statements for the period ending December 31, 2016 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

April 26, 2017

Kraig Biocraft Laboratories, Inc.
Balance Sheets

ASSETS

	December 31, 2016	December 31, 2015
Current Assets
Cash	$298,859	$238,188
Accounts receivable, net	31,858	-
Prepaid expenses	1,324	645
Total Current Assets	332,041	238,833

Property and Equipment, net	51,618	66,104

Total Assets	$383,659	$304,937

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$513,562	$469,833
Note payable - related party	50,000	-
Royalty agreement payable - related party	65,292	65,292
Accounts payable and accrued expenses - related party	2,115,618	1,666,748
Total Current Liabilities	2,744,472	2,201,873

Commitments and Contingencies

Stockholders' Deficit
Preferred stock Series A, no par value;
2 and 2 shares issued and outstanding, respectively	5,217,800	5,217,800
Common stock Class A, no par value; unlimited shares authorized,
773,627,964 and 708,068,385 shares issued and outstanding, respectively	12,958,757	10,801,942
Common stock Class B, no par value; unlimited shares authorized,
no shares issued and outstanding	-	-
Common Stock Issuable, 5,778,633 and 1,122,311 shares, respectively	279,754	22,000
Additional paid-in capital	2,568,855	2,373,458
Accumulated Deficit	(23,385,979)	(20,312,136)

Total Stockholders' Deficit	(2,360,813)	(1,896,936)

Total Liabilities and Stockholders' Deficit	$383,659	$304,937

See accompanying notes to financial statements

Kraig Biocraft Laboratories, Inc.
Statements of Operations

	For the Years Ended
	December 31, 2016	December 31, 2015
Revenue	$31,858	$-

Operating Expenses
General and Administrative	1,736,918	920,919
Professional Fees	396,125	260,716
Officer's Salary	447,283	440,896
Research and Development	397,136	432,008
Total Operating Expenses	2,977,462	2,054,539

Loss from Operations	(2,945,604)	(2,054,539)

Other Income/(Expenses)
Gain on forgiveness of debt	11,191	23,245
Loss on disposal of fixed asset	-	(953)
Interest expense	(139,430)	(101,546)
Total Other Income/(Expenses)	(128,239)	(79,254)

Net (Loss) before Provision for Income Taxes	(3,073,843)	(2,133,793)

Provision for Income Taxes	-	-

Net (Loss)	$(3,073,843)	$(2,133,793)

Net Income (Loss) Per Share - Basic and Diluted	$(0.00)	$(0.00)

Weighted average number of shares outstanding
during the period - Basic and Diluted	744,284,497	685,836,581

See accompanying notes to consolidated financial statements

Kraig Biocraft Laboratories, Inc.
Statements of Cash Flows

	For the years ended December 31,

	2016	2015
Cash Flows From Operating Activities:
Net Loss	$(3,073,843)	$(2,133,793)
Adjustments to reconcile net loss to net cash used in operations
Depreciation expense	16,974	15,419
Gain on forgiveness of debt	11,191	(23,245)
Loss on disposal of fixed asset	-	953
Imputed interest	1,425	-
Stock issuable for services	32,850	-
Warrants issued to consultants	1,356,230	590,335
Warrants issued to related party	193,654	121,448
Changes in operating assets and liabilities:
(Increase) Decrease in prepaid expenses	(679)	355
Increase in accounts receivables, net	(31,858)	-
(Decrease) in accrued expenses and other payables - related party	498,640	489,718
(Decrease) Increase in accounts payable	(16,425)	(28,753)
Net Cash Used In Operating Activities	(1,011,841)	(967,563)

Cash Flows From Investing Activities:
Purchase of Fixed Assets and Domain Name	(2,488)	(39,285)
Net Cash Used In Investing Activities	(2,488)	(39,285)

Cash Flows From Financing Activities:
Proceeds from Notes Payable - related party	50,000	-
Proceeds from issuance of common stock	1,025,000	750,000
Net Cash Provided by Financing Activities	1,075,000	750,000

Net Increase in Cash	60,671	(256,848)

Cash at Beginning of Period	238,188	495,036

Cash at End of Period	$298,859	$238,188

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Shares issued in connection with cashless warrants exercise	$1,131,007	$238,342
Shares issuable in connection with cashless warrant exercise	$224,904	$-
Settlement of accounts payable with stock issuance	$808	$755

See accompanying notes to consolidated financial statements

Kraig Biocraft Laboratories, Inc.
Statement of Changes in Stockholders Deficit
For the years ended December 31, 2016 and 2015

							Common Stock -
							Class A Shares
Preferred Stock - Series A	Common Stock - Class A		Common Stock - Class B				Accumulated Deficit
	Shares	Par	Shares	Par	Shares	Par	Shares	Par	APIC		Total

Balance, December 31 ,2014	2	5,217,800	673,974,429	9,812,845	-	-	1,122,311	22,000	1,900,018	(18,178,345)	(1,225,682)

Grant 5,000,000 warrants for services to related party	-	-	-	-	-	-	-	-	121,448	-	121,448

Grant 15,000,000 warrants for services to consultants	-	-	-	-	-	-	-	-	590,335	-	590,335

Exercise of 4,200,000 warrants in exchange for stock	-	-	4,095,841	238,342	-	-	-	-	(238,342)	-	-

Settlement of accounts payable with stock issuance ($0.03/share)	-	-	24,000	755	-	-	-	-	-	-	755

Stock issued for cash ($0.01/share)	-	-	29,974,115	750,000	-	-	-	-	-	-	750,000

Net loss for the year ended December 31, 2015	-	-	-	-	-	-	-	-	-	(2,133,793)	(2,133,793)

Balance, December 31, 2015	2	$5,217,800	708,068,385	$10,801,942	-	$-	1,122,311	$22,000	$2,373,458	$(20,312,136)	$(1,896,936)

Stock issued for cash ($0.0246/share)	-	-	41,626,276	1,025,000	-	-	-	-	-	-	1,025,000

Stock issued for services ($0.04380/share)	-	-	-	-	-	-	750,000	32,850	-	-	32,850

Imputed Interest	-	-	-	-	-	-	-	-	1,425	-	1,425

Grant 6,000,000 warrants for services to related party	-	-	-	-	-	-	-	-	125,053	-	125,053

Warrants issued for services - related party			-						68,600	-	68,600

Warrants issued for services	-	-	-	-	-	-	-	-	1,356,230	-	1,356,230

Exercise of 27,500,000 warrants in exchange for stock	-	-	23,909,303	1,131,007	-	-	3,906,322	224,904	(1,355,911)	-	-

Settlement of accounts payable with stock issuance ($0.03367/share)	-	-	24,000	808	-	-	-	-	-	-	808

Net loss for the year ended December 31, 2016	-	-	-	-	-	-	-	-	-	(3,073,843)	(3,073,843)

Balance, December 31, 2016	2	$5,217,800	773,627,964	$12,958,757	-	$-	5,778,633	$279,754	$2,568,855	$(23,385,979)	$(2,360,813)

 See accompanying notes to financial statements

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)  Organization

 Kraig Biocraft Laboratories, Inc. (the "Company") was incorporated under the laws of the State of Wyoming on April 25, 2006. The Company was organized to develop high strength, protein based fiber, using recombinant DNA technology, for commercial applications in the textile and specialty fiber industries.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

(C) Cash

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.  There were no cash equivalents as of December 31, 2016 or December 31, 2015.

(D) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by FASB Accounting Standards Codification No. 260, “Earnings per Share.”  During the years ended December 31, 2016 and 2015, warrants were not included in the computation of income/ (loss) per share because their inclusion is anti-dilutive.

The computation of basic and diluted loss per share during the years ended December 31, 2016 and 2015 excludes the common stock equivalents of the following potentially dilutive securities because their inclusion would be anti-dilutive:

	December 31, 2016	December 31, 2015

Stock Warrants (Exercise price - $0.001/share)	47,800,000	34,000,000
Convertible Preferred Stock	2	2
Total	47,800,002	345,000,002

(E) Research and Development Costs

The Company expenses all research and development costs as incurred for which there is no alternative future use. These costs also include the expensing of employee compensation and employee stock based compensation.

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015
(F) Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”).  Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The net deferred tax liability in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

	2016	2015

Expected income tax recovery (expense) at the statutory rate of 34%	(1,045,001)	$(724,717)
Tax effect of expenses that are not deductible for income tax purposes (net of other amounts deductible for tax purposes)	534,325	229,561
Change in valuation allowance	510,677	495,156

Provision for income taxes	$-	$-

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

      The components of deferred income taxes are as follows:

	Years Ended December,
	2016	2015

Deferred tax liability:	$-	$-
Deferred tax asset
Net Operating Loss Carryforward	2,813,989	3,324,665
Valuation allowance	(2,813,989	(3,324,665)
Net deferred tax asset	-	-
Net deferred tax liability	$-	$-

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

The valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized. This is necessary due to the Company’s continued operating losses and the uncertainty of the Company’s ability to utilize all of the net operating loss carryforwards before they will expire through the year 2035.

The net change in the valuation allowance for the year ended December 31, 2016 and 2015 was an increase of $510,677 and $495,156 respectively.

Effective January 1, 2009, the Company adopted guidance regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the financial statements and applies to all federal or state income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. As of December 31, 2016 and December 31, 2015 there were no amounts that had been accrued in respect to uncertain tax positions.

The Company’s U.S. federal income tax return for the fiscal year ended December 31, 2013 was audited by the Internal Revenue Service (“IRS”). The IRS made certain adjustments to the Company’s prior year tax returns; however, the adjustments did not result in any tax liability or required payments.

(G) Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

(H) Stock-Based Compensation

In December 2004, the FASB issued FASB Accounting Standards Codification No. 718, Compensation – Stock Compensation.  Under FASB Accounting Standards Codification No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.  As such, compensation cost is measured on the date of grant at their fair value.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company applies this statement prospectively.

 Equity instruments (“instruments”) issued to other than employees are recorded on the basis of the fair value of the instruments, as required by FASB Accounting Standards Codification No. 718.  FASB Accounting Standards Codification No. 505, Equity Based Payments to Non-Employees defines the measurement date and recognition period for such instruments.  In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

(I) Business Segments

The Company operates in one segment and therefore segment information is not presented.

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015
  (J) Recent Accounting Pronouncements

 In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) 2016-01, which amends the guidance in U.S. GAAP on the classification and measurement of financial instruments. Changes to the current guidance primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The new standard is effective for fiscal years and interim periods beginning after December 15, 2017, and upon adoption, an entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is not permitted except for the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. The Company is currently evaluating the impact of adopting this guidance.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Topic 842 affects any entity that enters into a lease, with some specified scope exemptions. The guidance in this Update supersedes Topic 840, Leases. The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For public companies, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are currently evaluating the impact of adopting ASU No. 2016-02 on our financial statements.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) that clarifies how to apply revenue recognition guidance related to whether an entity is a principal or an agent. ASU 2016-08 clarifies that the analysis must focus on whether the entity has control of the goods or services before they are transferred to the customer and provides additional guidance about how to apply the control principle when services are provided and when goods or services are combined with other goods or services. The effective date for ASU 2016-08 is the same as the effective date of ASU 2014-09 as amended by ASU 2015-14, for annual reporting periods beginning after December 15, 2017, including interim periods within those years. The Company has not yet determined the impact of ASU 2016-08 on its financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation – Stock Compensation, or ASU No. 2016-09. The areas for simplification in this Update involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public entities, the amendments in this Update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted in any interim or annual period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. Amendments related to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. Amendments related to the presentation of employee taxes paid on the statement of cash flows when an employer withholds shares to meet the minimum statutory withholding requirement should be applied retrospectively. Amendments requiring recognition of excess tax benefits and tax deficiencies in the income statement and the practical expedient for estimating expected term should be applied prospectively. An entity may elect to apply the amendments related to the presentation of excess tax benefits on the statement of cash flows using either a prospective transition method or a retrospective transition method. We are currently evaluating the impact of adopting ASU No. 2016-09 on our financial statements.

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, which provides further guidance on identifying performance obligations and improves the operability and understandability of licensing implementation guidance. The effective date for ASU 2016-10 is the same as the effective date of ASU 2014-09 as amended by ASU 2015-14, for annual reporting periods beginning after December 15, 2017, including interim periods within those years.  In May 2016, the FASB issued ASU 2016-12 “Revenue from Contracts with Customers (Topic 606) - Narrow-Scope Improvements and Practical Expedients,” which amends the guidance on transition, collectability, non-cash consideration, and the presentation of sales and other similar taxes. ASU 2016-12 clarifies that, for a contract to be considered completed at transition, all (or substantially all) of the revenue must have been recognized under legacy GAAP. In addition, ASU 2016-12 clarifies how an entity should evaluate the collectability threshold and when an entity can recognize nonrefundable consideration received as revenue if an arrangement does not meet the standard’s contract criteria. The standard allows for both retrospective and modified retrospective methods of adoption. The Company has not yet determined the impact of ASU 2016-10 on its financial statements.

In June 2016, the FASB issued ASU 2016-13, "Measurement of Credit Losses on Financial Statements," which requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2019 (fiscal year 2021 for the Company). The Company has not yet determined the potential effects of the adoption of ASU 2016-13 on its Financial Statements.

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

In August 2016, the FASB issued ASU 2016-15, "Classification of Certain Cash Receipts and Cash Payments," which aims to eliminate diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230, Statement of Cash Flows, and other Topics. ASU 2016-15 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2017 (fiscal year 2019 for the Company). The Company has not yet determined the potential effects of the adoption of ASU 2016-15 on its Financial Statements.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805) (“ASU 2015-16”). Topic 805 requires that an acquirer retrospectively adjust provisional amounts recognized in a business combination, during the measurement period. To simplify the accounting for adjustments made to provisional amounts, the amendments in the Update require that the acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amount is determined. The acquirer is required to also record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. In addition an entity is required to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for fiscal years beginning December 15, 2015. The adoption of ASU 2015-016 is not expected to have a material effect on the Company’s consolidated financial statements.

 In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date (“ASU 2015-14”). The amendment in this ASU defers the effective date of ASU No. 2014-09 for all entities for one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 31, 2016, including interim reporting periods with that reporting period.

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Interest–Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”), which changes the presentation of debt issuance costs in financial statements. ASU 2015-03 requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs will continue to be reported as interest expense. It is effective for annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The new guidance will be applied retrospectively to each prior period presented. The Company is currently in the process of evaluating the impact of adoption of ASU 2015-03 on its balance sheets.

All other newly issued accounting pronouncements but not yet effective have been deemed either immaterial or not applicable.

 (K) Reclassification

The 2015 financial statements have been reclassified to conform to the 2016 presentation.

(L) Equipment

The Company values property and equipment at cost and depreciates these assets using the straight-line method over their expected useful life. The Company uses a five year life for automobiles.

In accordance with FASB Accounting Standards Codification No. 360, Property, Plant and Equipment, the Company carries long-lived assets at the lower of the carrying amount or fair value. Impairment is evaluated by estimating future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flow is less than the carrying amount of the assets, an impairment loss is recognized. Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest.

There were no impairment losses recorded during the years ended December 31, 2016 and 2015.

(M) Fair Value of Financial Instruments

We hold certain financial assets, which are required to be measured at fair value on a recurring basis in accordance with the Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (“ASC Topic 820-10”).   ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Level 1 instruments include cash, account receivable, prepaid expenses, inventory and account payable and accrued liabilities. The carrying values are assumed to approximate the fair value due to the short term nature of the instrument.

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015
The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

°
Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.  We believe our carrying value of level 1 instruments approximate their fair value at December 31, 2016 and December 31, 2015.

°
Level 2 - Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

°
Level 3 - Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. We consider depleting assets, asset retirement obligations and net profit interest liability to be Level 3. We determine the fair value of Level 3 assets and liabilities utilizing various inputs, including NYMEX price quotations and contract terms.

	December 31, 2016	December 31, 2015
Level 1	$-	$-
Level 2	-	-
Level 3	-	-
Total	$-	$-

(N) Revenue Recognition

The Company’s revenues are generated primarily from contracts with the U.S. Government. The Company performs work under the cost-plus-fixed-fee contract.

Cost-plus-fixed-fee contracts—Revenue is recognized on cost-plus-fixed-fee contracts with the U.S. Government on the basis of partial performance equal to costs incurred plus an estimate of applicable fees earned as the Company becomes contractually entitled to reimbursement of costs and the applicable fees.  Invoicing for costs and applicable fees are reported to the U.S. Government on a monthly basis and invoices are typically paid within 30 days.

For the year ended December 31, 2016, the Company recognized $31,858 in revenue from the Government contract.

(O) Concentration of Credit Risk

The Company at times has cash in banks in excess of FDIC insurance limits. At December 31, 2016 and December 31, 2015, the Company had approximately $48,859 and $0, respectively in excess of FDIC insurance limits.

At December 31, 2016 and December 31, 2015, the Company had a concentration of accounts receivable of:

Customer	December 31, 2016	December 31, 2015
Customer A	100%	0%
Customer A	$31,858	$-

For the years ended December 31, 2016 and December 31, 2015, the Company had a concentration of sales of:

Customer	December 31, 2016	December 31, 2015
Customer A	100%	0%
Customer A	$31,858	$-

For the years ended December 31, 2016 and December 31, 2015, the Company booked $0 and $0 for doubtful accounts.

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

NOTE 2   GOING CONCERN

As reflected in the accompanying financial statements, the Company has a working capital deficiency of $2,412,431 and stockholders’ deficiency of $2,360,813 and used $1,011,841 of cash in operations for the year ended December 31, 2016.  This raises substantial doubt about its ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE 3 EQUIPMENT

At December 31, 2016 and December 31, 2015, property and equipment, net, is as follows:

	As of December 31, 2016	As of December 31, 2015
Automobile	$41,805	$41,805
Laboratory Equipment	39,310	36,822
Office Equipment	6,466	6,466
Less: Accumulated Depreciation	(35,963)	(18,989)
Total Property and Equipment, net	$51,618	$66,104

Depreciation expense for the year ended December 31, 2016 and 2015 was $16,974 and $15,419 respectively.

NOTE 4   ACRRUED INTEREST – RELATED PARTY

On June 6, 2016, the Company received $50,000 from a principal stockholder.  Pursuant to the terms of the loan, the advance bears interest at 3%, is unsecured and due on demand. The Company recorded accrued interest payable of $855 as of December 31, 2016.  In addition, the Company recorded $1,425 as an in-kind contribution of interest related to the loan for the year ended December 31, 2016.

On February 25, 2013, the Company received $150,000 from a principal stockholder.  Pursuant to the terms of the loan, the advance bears interest at 3%, is unsecured and due on demand. At December 31, 2013 the loan balance was repaid.   For the Company’s fiscal years ended December 31, 2016 and 2015, the Company recorded $0 and $2,001 in accrued interest payable respectively.

NOTE 5    STOCKHOLDERS’ DEFICIT

(A)       Common Stock Issued for Cash

On June 16, 2015, the Company issued 4,675,811 share of common stock for $150,000 ($0.03/share).

On July 9, 2015, the Company issued 3,731,343 share of common stock for $100,000 ($0.026/share).

On August 3, 2015, the Company issued 4,152,824 share of common stock for $100,000 ($0.024/share).

On September 28, 2015, the Company issued 4,166,667 share of common stock for $100,000 ($0.024/share).

On October 19, 2015, the Company issued 3,894,081 shares of common stock for $100,000 ($0.026/share).

On November 16, 2015, the Company issued 4,166,667 shares of common stock for $100,000 ($0.024/share).

On December 21, 2015, the Company issued 5,186,722 shares of common stock for $100,000 ($0.019/share).

On February 16, 2016 the Company issued 5,630,631 share of common stock for $100,000 ($0.018/share).

On March 28, 2016 the Company issued 5,411,255 share of common stock for $100,000 ($0.018/share).

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

On April 25, 2016 the Company issued 5,952,381 share of common stock for $100,000 ($0.017/share).

On June 28, 2016 the Company issued 7,812,500 share of common stock for $125,000 ($0.016/share).

On July 26, 2016 the Company issued 6,028,939 shares of common stock for $150,000 ($0.025/share).

On August 8, 2016 the Company issued 2,181,501 shares of common stock for $100,000 ($0.046/share).

On August 18, 2016 the Company issued 1,838,235 shares of common stock for $100,000 ($0.054/share).

On September 9, 2016 the Company issued 2,604,167 shares of common stock for $100,000 ($0.038/share).

On October 21, 2016 the Company issued 4,166,667 shares of common stock for $150,000 ($0.036/per share).

 (B) Common Stock Issued for Services

Shares issued for services as mentioned below were valued at the closing price of the stock on the date of grant.

On March 5, 2015, the Company issued 10,000 shares with a fair value of $321 ($0.0321/share) to a consultant as consideration for consulting fees owed from October 1, 2014 through February 28, 2015 of $10,000. The issuance of shares resulted in gain on settlement of accounts payable of $9,679.

On November 9, 2015, the Company issued 14,000 shares with a fair value of $434 ($0.031/share) to a consultant as consideration for consulting fees owed from March 1, 2015 through September 30, 2015 of $14,000. The issuance of shares resulted in gain on settlement of accounts payable of $13,566.

On April 4, 2016, the Company issued 12,000 shares with a fair value of $296 ($0.0247/share) to a consultant as consideration for consulting fees owed from October 1, 2015 through March 31, 2016 of $6,000. The issuance of shares resulted in gain on settlement of accounts payable of $5,704.

On November 7, 2016, the Company issued 12,000 shares with a fair value of $512 ($0.0427/share) to a consultant as consideration for consulting fees owed from April 1, 2016 through October 31, 2016 of $6,000. The issuance of shares resulted in gain on settlement of accounts payable of $5,488.

On December 4, 2016, the Company granted 750,000 shares valued at $32,850 ($0.0438/share) to a consultant for services rendered. The shares were issued subsequent to period end on January 25, 2017.

  (C) Common Stock Warrants

 On January 21, 2015, the Company issued 2,918,919 shares in connection with the cashless exercise of the 3,000,000 warrants.

On January 23, 2015, the Company issued 3-year warrant to purchase 2,000,000 shares of common stock at $0.001 per share to a related party for services to be rendered. The warrants had a fair value of $72,317, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable on February 2, 2016, and for a period expiring on January 19, 2018.
 Grant Date
Expected dividends	0%
Expected volatility	88.13%
Expected term	3 years
Risk free interest rate	1.33%
Expected forfeitures	0%

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

On May 28, 2015, the Company issued 3-year warrant to purchase 3,000,000 shares of common stock at $0.001 per share to a related party for services to be rendered. The warrants had a fair value of $117,503, based upon the Black-Scholes option-pricing model on the date of grant and vested on October 28, 2016, and will be exercisable commencing on May 28, 2018, and for a period expiring on May 28, 2022. During the years ended December 31, 2016 and 2015, the Company recorded $68,600 and $28,300 as an expense for such warrants issued to related party.

Grant Date
Expected dividends	0%
Expected volatility	77.49%
Expected term	4 years
Risk free interest rate	1.24%
Expected forfeitures	0%

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

On June 22, 2015, the Company issued 3-year warrant to purchase 15,000,000 shares of common stock at a price of $0.001 per share to a consultant for services to be rendered. The warrants had a fair value of $590,335, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable commencing on December 28, 2015, and for a period expiring on September 22, 2018 (See Note 6( C)).

Grant Date
Expected dividends	0%
Expected volatility	78.85%
Expected term	3 years
Risk free interest rate	1.06%
Expected forfeitures	0%

On July 2, 2015, the Company issued 1,176,922 shares in connection with the cashless exercise of the 1,200,000 warrants

On January 1, 2016, the Company issued 3-year warrant to purchase 6,000,000 shares of common stock at $0.001 per share to a related party for services to be rendered. The warrants had a fair value of $142,526, based upon the Black-Scholes option-pricing model on the date of grant and vested on February 20, 2017, and will be exercisable commencing on February 20, 2018, and for a period expiring on February 20, 2021. During the years ended December 31, 2016, the Company recorded $125,053 as an expense for such warrants issued to this related party.

Grant Date
Expected dividends	0%
Expected volatility	78.58%
Expected term	3 years
Risk free interest rate	1.32%
Expected forfeitures	0%

On April 7, 2016, the Company issued 958,506 shares in connection with the cashless exercise of the 1,000,000 warrants.

On April 7, 2016, the Company issued 958,506 shares in connection with the cashless exercise of the 1,000,000 warrants

On May 5, 2016, the Company issued 7,627,907 shares in connection with the cashless exercise of the 8,000,000 warrants.

On June 23, 2016, the Company issued 12,867,681 shares in connection with the cashless exercise of the 13,500,000 warrants.

On November 7, 2016, the Company issued 1,496,703 shares in connection with the cashless exercise of the 1,500,000 warrants.

On December 30, 2016, the Company recorded stock issuable of 1,953,161 shares in connection with the cashless exercise of the 1,500,000 warrants.

On December 30, 2016, the Company recorded stock issuable of 1,953,161 shares in connection with the cashless exercise of the 1,500,000 warrants.

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

On July 26, 2016, the Company issued 4-year warrant to purchase 10,000,000 shares of common stock at $0.001 per share to a consultant for services rendered. The warrants had a fair value of $365,157, based upon the Black-Scholes option-pricing model on the date of grant and are fully vested on the date granted. Warrants will become exercisable on July 26, 2018, and for a period of 4 years expiring on July 26, 2022. During the years ended December 31, 2016, the Company recorded $365,157 as an expense for such warrants issued.

Expected dividends	0%
Expected volatility	93.6%
Expected term	4 years
Risk free interest rate	1.01%
Expected forfeitures	0%

On July 26, 2016, the Company issued 4-year warrant to purchase 8,000,000 shares of common stock at a price of $0.001 per share to a consultant for services rendered. The warrants had a fair value of $292,126, based upon the Black-Scholes option-pricing model on the date of grant and are fully vested on the date granted. Warrants will become exercisable on July 26, 2018, and for a period of 4 years expiring on July 26, 2022. During the years ended December 31, 2016, the Company recorded $292,126 as an expense for such warrants issued.

Expected dividends	0%
Expected volatility	93.60%
Expected term	4 years
Risk free interest rate	1.01%
Expected forfeitures	0%

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

On October 2, 2016, the Company issued 2-year warrant to purchase 2,300,000 shares of common stock at an exercise price of $0.04 per share to a consultant for services rendered. The warrants had a fair value of $68,686, based upon the Black-Scholes option-pricing model on the date of grant and are fully vested on the date granted. Warrants will become exercisable on August 25, 2019, and for a period of 2 years expiring on August 25, 2021. During the years ended December 31, 2016, the Company recorded $68,686 as an expense for such warrants issued (See Note 6(C)).

Expected dividends	0%
Expected volatility	107.51%
Expected term	2 years
Risk free interest rate	0.82%
Expected forfeitures	0%

On December 8, 2016 the company issued, the Company issued 4-year warrant to purchase 15,000,000 shares of common stock at an exercise price of $0.001 per share to a consultant for services rendered. The warrants had a fair value of $630,259, based upon the Black-Scholes option-pricing model on the date of grant and are fully vested on the date granted. Warrants will be exercisable on June 12, 2017, and for a period of 2 years expiring on December 8, 2019. During the years ended December 31, 2016, the Company recorded $630,259 as an expense for warrants issued (See Note 6 (C)).

Expected dividends	0%
Expected volatility	106.57%
Expected term	2 years
Risk free interest rate	1.15%
Expected forfeitures	0%

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
Balance, December 31, 2014	18,200,000	$0.001	2.1
Granted	20,000,000
Exercised	(4,200,000)
Cancelled/Forfeited	-
Balance, December 31, 2015	34,000,000	$0.001	1.7
Granted	41,300,000
Exercised	(27,500,000)
Cancelled/Forfeited	-
Balance, December 31, 2016	47,800,000	$0.001	3.8

Intrinsic Value	$2,557,300

For the year ended December 31, 2016, the following warrants were outstanding:

Exercise Price Warrants Outstanding	Warrants Exercisable	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value

$0.001	45,500,000	4.1	$2,434,250
$0.04	2,300,000	5	$123,050

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

For the year ended December 31, 2015, the following warrants were outstanding:

Exercise Price Warrants Outstanding	Warrants Exercisable	Weighted Average Remaining Contractual Life	A ggregate Intrinsic Value

$0.001	34,000,000	1.7	$842,000

(D)  Amendment to Articles of Incorporation

On February 16, 2009, the Company amended its articles of incorporation to amend the number and class of shares the Company is authorized to issue as follows:

●	Common stock Class A, unlimited number of shares authorized, no par value
●	Common stock Class B, unlimited number of shares authorized, no par value
●	Preferred stock, unlimited number of shares authorized, no par value

Effective December 17, 2013, the Company amended its articles of incorporation to designate a Series A no par value preferred stock.  Two shares of Series A Preferred stock have been authorized.

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

NOTE 6    COMMITMENTS AND CONTINGENCIES

On March 18, 2010, the Company entered into an addendum to the employment agreement whereby the Company will reimburse the employee and his family for up to $20,000 of out of pocket medical and dental care costs, including prescription costs or co-pays.

On November 10, 2010, the Company entered into an addendum to the employment agreement, effective January 1, 2011 through the December 31, 2015.  The term of the agreement is a five year period at an annual salary of $210,000.  There is a 6% annual increase.    For the year ending December 31, 2015, the annual salary was $281,027.  The employee is also to receive a 20% bonus based on the annual based salary.  Any stock, stock options bonuses have to be approved by the board of directors. On January 1, 2016 the agreement renewed with the same terms for another 5 years with an annual salary of $297,889 for the year ended December 31, 2016. (See Note 8).

On October 2, 2014, the Company entered into a letter agreement for an equity line of financing up to $7,500,000 (the “Letter Agreement”) with Calm Seas Capital, LLC (“Calm Seas”).

Under the Letter Agreement, over a 24 month period from the Effective Date we may put to Calm Seas up to an aggregate of $7,500,000 in shares of our Class A common stock for a purchase price equal to 80% of the lowest price of our Class A common stock during the five consecutive trading days immediately following the date we deliver notice to Calm Seas of our election to put shares pursuant to the Letter Agreement.  We may put shares bi-monthly.  The dollar value that will be permitted for each put pursuant to the Letter Agreement will be the lesser of: (A) the product of (i) 200% of the average daily volume in the US market of our Class A common stock for the ten trading days prior to the date we deliver our put notice to Calm Seas multiplied by (ii) the average of the daily closing prices for the ten (10) trading days immediately preceding the date we deliver our put notice to Calm Seas, or (B) $100,000.  We will automatically withdraw our put notice to Calm Seas if the lowest closing bid price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing “bid” price for our Class A common stock for the ten (10) trading days prior to the date we deliver our put notice to Calm Seas. Notwithstanding the $100,000 ceiling for each bi-monthly put, as described above, we may at any time request Calm Seas to purchase shares in excess of such ceiling, either as a part of bi-monthly puts or as an additional put(s) during such month.  If Calm Seas, in its sole discretion, accepts such request to purchase additional shares, then we may include the put for additional shares in our monthly put request or submit an additional put for such additional shares in accordance with the procedure set forth above.

The Letter Agreement will terminate when any of the following events occur:

●	Calm Seas has purchased an aggregate of $7,500,000 of our Class A common stock; or

●	The second anniversary from the Effective Date.

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

On January 23, 2015, the board of directors appointed Mr. Jonathan R. Rice as our Chief Operating Officer. Mr. Rice’s employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to an annual cash compensation of $120,000, which includes salary, health insurance, 401K retirement plan contributions, etc. The Company also agreed to reimburse Mr. Rice for his past educational expenses of approximately $11,000. In addition, Mr. Rice will be issued a three-year warrant to purchase 2,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the employment agreement. Additionally, on May 28, 2015, the Company issued a three-year warrant to purchase 3,000,000 shares of common stock of the Company at an exercise price of $0.001 per share to Mr. Rice. The warrant fully vests on October 28, 2016. For the year ended December 31, 2015, the Company recorded $121,448 for the warrants issued to Mr. Rice. On January 14, 2016 the Company signed a new employment agreement with Mr. Rice, our COO. The employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to an annual cash compensation of $140,000, which includes salary, health insurance, 401K retirement plan contributions, etc. In addition, Mr. Rice will be issued a three-year warrant to purchase 6,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the employment agreement. For the year ended December 31, 2016, the Company recorded $193,652 for the warrants issued to Mr. Rice in 2016.

(A)License Agreement

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

On May 8, 2006, the Company entered into a license agreement.  Pursuant to the terms of the agreement, the Company paid a non-refundable license fee of $10,000. The Company will pay a license maintenance fee of $10,000 on the one year anniversary of this agreement and each year thereafter.  The Company will pay an annual research fee of $13,700 with first payment due January 2007, then on each subsequent anniversary of the effective date commencing May 4, 2007.  The annual research fees are accrued by the Company for future payment. Pursuant to the terms of the agreement the Company may be required to pay additional fees aggregating up to a maximum of $10,000 a year for patent maintenance and prosecution relating to the licensed intellectual property.

On October 28, 2011, the Company entered into a license agreement with the University of Notre Dame. Under the agreement, the Company received exclusive and non-exclusive rights to certain spider silk technologies including commercial rights with the right to sublicense such intellectual property. In consideration of the licenses granted under the agreement, the Company agreed to issue to the University of Notre Dame 2,200,000 shares of its common stock and to pay a royalty of 2% of net sales.  On March 4, 2015, the Company entered into a new Intellectual Property / Collaborative Research Agreement with Notre Dame extending the duration of the agreement through March 2016. In February of 2016 this agreement was extended to July 31, 2016.  Under the agreement the Company will provide approximately $534,000 in financial support. The license agreement has a term of 20 years which can be extended on an annual basis after that. It can be terminated by the University of Notre Dame if the Company defaults on its obligations under the agreement and fails to cure such default within 90 days of a written notice by the university. The Company can terminate the agreement upon a 90 day written notice subject to payment of a termination fee of $5,000 if the termination takes place within 2 years after its effectiveness, $10,000 if the termination takes place within 4 years after its effectiveness and $20,000 if the Agreement is terminated after 4 years. The Company is currently working with the University of Notre Dame to extend this contract, but no final agreement has been signed as of the date of this report.

(B)Royalty and Research Agreements

On May 1, 2008 the Company entered into a five year consulting agreement for research and development. Pursuant to the terms of the agreement, the Company will be required to pay $1,000 per month, or at the Company’s option, the consulting fee may be paid in the form of Company common stock based upon the greater of $0.05 per share or the average of the closing price of the Company’s shares over the five days preceding such stock issuance.  As of September 30, 2011, the Company had accrued $17,000 of accounts payable for the services provided of which was paid in common stock on July 1, 2009.  As of September 30, 2011 the Company issued 280,000 shares of common stock in exchange for $14,000 of accounts payable for the services performed.  On March 19, 2014, the Company entered into a five year consulting agreement for general advisor and consulting services.  As consideration for the services performed, the Company agrees to pay the consultant a fee of $1,000 per month.  At the Company’s option, said consulting fee may be paid to the consultant in the form of Company stock based upon the greater of $0.50/share or the average of the closing price of the Company’s common stock over the five days preceding such stock issuance.  On March 28, 2014, the Company issued 44,000 shares of common stock as consideration for consulting fees owed from September 1, 2012 through March 31, 2014. On October 9, 2014 the Company issued 12,000 shares with a fair value of $484 ($0.0403/share) to a consultant as consideration for consulting fees owed from April 1, 2014 through September 30, 2014 of $12,000.  The issuance of shares resulted in gain on settlement of accounts payable of $11,516. The consultant also received a bonus of 4,000 shares with a fair value of $161 ($0.0403/share).During the years ended December 31, 2015 the Company issued 24,000 shares with a fair value of $730 ($0.03367/share) to a consultant as consideration for consulting fees owed from October 1, 2014 through September 30, 2015 of $12,000. The issuance resulted in gain on settlement of accounts payable of 23,245. During the years ended December 31, 2016, the Company issued 24,000 shares with a fair value of $808 ($0.03367/share) to a consultant as consideration for consulting fees owed from October 1, 2015 through October 31, 2016 of $12,000. The issuance resulted in gain on settlement of accounts payable of 11,191 (See Note 5 (B)).

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

On December 26, 2006, the Company entered into an addendum to the intellectual property transfer agreement with Mr Thompson, its CEO.  In consideration of the Company issuing either 200,000 preferred shares with the following preferences; no dividends and voting rights equal to 100 common shares per share of preferred stock or the payment of $120,000, the officer agreed to terminate the royalty payments due under the agreement and give title to the exclusive license for the non-protective apparel use of the intellectual property to the Company.  On the date of the agreement, the Company did not have any preferred stock authorized with the required preferences.  In accordance with FASB Accounting Standards Codification No 480, Distinguishing Liabilities from Equity, the Company determined that the present value of the payment of $120,000 that was due on December 26, 2007, the one year anniversary of the addendum, should be recorded as an accrued expense until such time as the Company has the ability to assert that it has preferred shares authorized.  As of March 31, 2010, the Company has recorded $120,000 in accrued expenses- related party.  On December 21, 2007 the officer extended the due date to July 30, 2008.  On May 30, 2008 the officer extended the due date to December 31, 2008.  On October 10, 2008, the officer extended the due date to the earlier of (a) March 30, 2010 or (b) upon demand by the officer.  The due date was extended to March 31, 2011.  On September 8, 2009, a payment of $15,000 was paid to the officer. An additional payment of $10,000 was made on October 19, 2009 and December 1, 2009, respectfully.  Additionally, the accrued expenses are accruing 7% interest per year. On January 15, 2010 an additional payment of $10,000 was made.  During the quarter ending September 30, 2010 an additional payment of $8,000 was made. During the quarter ending September 30, 2012 an additional payment of $1,000 was made.  During the year ended December 31, 2013, an additional payment of $1,280 was made.  During the year ended December 31, 2014, an additional loan of $572 was made.  As of December 31, 2016 and December 31, 2015, the outstanding balance is $65,292. As of December 31, 2016 the Company recorded interest expense and related accrued interest payable of $1,959.

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

On June 6, 2012, the Company entered into a consulting agreement for intellectual property and collaborative research and development with an American university.  The agreement covers ongoing research and development work performed by the university at the Company’s behest and with the Company’s assistance. On March 4, 2015, the Company entered into a new Intellectual Property / Collaborative Research Agreement with Notre Dame extending the duration of the agreement through March 2016. Pursuant to the terms of the agreement, the Company will be required to pay approximately $534,000 for research and development over the two-year period. For the year ended December 31, 2016 and 2015, respectively, the company recorded $397,136 and $432,008 in research and development fees. On September 20, 2015 this agreement was amended to increase the total funding by approximately $179,000. In February 2016, this agreement was extended to July 31, 2016. In August 2016 this agreement was amended to increase the total funding by approximately $175,000 and the duration of this agreement was extended to December 31, 2016.  As of filing of this Annual Report the Compnay is still negotiating a new Intellectual Property / Collaborative Research Agreement.

On December 30, 2015, the Company entered into a cooperative agreement for the research and pilot production of hybrid silkworms in Vietnam.  Under this agreement, the Company will establish a subsidiary in Vietnam where it will develop and produce hybrid silkworms. As of December 31, 2016, the subsidiary was not yet established and no work has been performed in Vietnam for the year ended December 31, 2016. The Company delayed the announcement of this agreement until late in February, 2016. This additional time was used to confirm this agreement with higher level authorities and outside review required by related Vietnam authorities.

(C) Consulting Agreement

On July 9, 2013, the Company entered into an agreement with a consultant to provide investor relations services in exchange for a warrant for 10,000,000 common shares at $.001 with a cashless provision and a five year term.

On September 30, 2013, the Company entered into a Collaborative Yarn and Textile Development Agreement with a technical textile manufacturing company.  Pursuant to the terms of that agreement, the Company has agreed to supply the technical textile manufacturing company with sample quantities of the Company’s recombinant spider silk for the purpose of developing and testing new textiles which are made from, or which incorporate recombinant spider silk.  The agreement provides that the two companies will jointly share, on an equal basis, any intellectual property, including any utility patents, which are developed as a result of this collaboration.  Such intellectual property potentially includes utility patents on textile designs.  The Company has agreed that it will pay half of the cost associated with the filing and prosecution of utility patents relating to intellectual property which is developed through its collaboration with the technical textile manufacturing company.

On October 15, 2013, the Company entered into an intellectual property agreement with a scientific researcher relating to the development of new recombinant silk fibers.  Under the terms of that agreement, the scientific researcher will transfer to the Company his rights to intellectual property, inventions and trade secrets which the researcher develops relating to recombinant silk.  The researcher will receive 8,000,000 warrants of the Company’s stock, exercisable 24 months from the date of the agreement.  The researcher will also receive additional warrants when and if the researcher develops advanced recombinant silk fibers for the Company’s use.  Under the terms of the agreement the researcher will receive 10,000,000 warrants in the event that he develops a new recombinant silk fiber with certain performance characteristics, and another 10,000,000 warrants if he develops a second recombinant silk fiber with certain characteristics.  If the consultant performs the contract in good faith the consultant will be entitled to an additional 8,000 warrants.  The warrants described in this note all contain a cashless exercise provision and are exercisable on the 24 month anniversary of the date on which they were issuable under the agreement.  On July 26, 2016 the Company issued a warrant for 10,000,000 to the researcher in accordance with this agreement for the development of a new recombinant silk fiber.  On July 26, 2016 the Company issued a warrant for 8,000,000 to the researcher upon reaching the 24 month of this agreement.

On February 17, 2014, the Company entered into two consulting agreements with two consultants for independent technical expertise to further the Company’s business plans and scientific research and development.  As consideration for the services performed, the Company agrees to issue the following to each of the consultants:

●
Within 30 days of the date of this agreement, a warrant for six hundred thousand shares of the Company’s common stock to be exercisable on the 14 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

●
Within 30 days of the date of this agreement, a warrant for one million shares of the Company’s common stock to be exercisable on the 20 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

●
Within 30 days of the date of this agreement, a warrant for two million shares of the Company’s common stock to be exercisable on the 32 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

●
Based on the consultants reaching two sets of benchmarks, two separate warrants for one million five hundred thousand shares of the Company’s common stock to be exercisable on the 28 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

●
On the three year anniversary, assuming the consultant acted in good faith and the Company’s board of directors approval, a warrant for one million five hundred thousand shares of the Company’s common stock to be exercisable on the 28 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

On June 22, 2015, the Company entered into an agreement with a consultant to provide investor relations services until December 16, 2015.   As consideration for the services performed, the Company agrees to issue a 3-year warrant to purchase 15,000,000 shares of common stock at $0.001 per share with a cashless exercise provision. On June 22, 2015, the company issued such warrant with a fair value of $590,335 (See Note 5(C)).

On November 11, 2015, the Company entered into an agreement with a consultant to provide advisory services. As consideration for the services performed, the Company agreed to pay the consultant $10,000.

On January 23, 2016, the Company entered into an agreement with a consultant to provide investor relations services for four months. As consideration for the services performed, the Company agrees to pay $25,000 dollar monthly payments. During the course of that contract, additional services were rendered for a consideration amounting a total of $31,000.  During the years ended December 31, 2016, the Company paid $131,000.

On August 25, 2016, the Company entered into an agreement with a consultant to provide consulting services in helping the Company expand its operations. The agreement commenced on August 25, 2016 and will continue for 18 months. In return, the Company agrees to issue a 2-year warrant to purchase 2,300,000 shares of common stock at a price of $0.04 per share. On October 2, 2016, the company issued such warrant with a fair value of $590,335 (See Note 5(C)).

On December 1, 2016, the Company entered into an agreement with a consultant to provide investor relations services for one year.  As consideration for the services performed, the Company agrees to issue a 2-year warrant to purchase 15,000,000 shares of common stock at a price of $0.001 per share with a cashless exercise provision. On December 8, 2016, the company issued such warrant with a fair value of $630,564 (See Note 5(C)).

On December 4, 2016, the Company entered into an agreement with a consultant to provide investor relations services. The agreement commenced on December 4, 2016 and will continue for twelve months. As consideration for the services performed, the Company will issue 750,000 shares with a fair value of $32,850 ($0.0321/share) to this consultant. For the year ended December 31, 2016, the Company recorded 750,000 as common stock issuable. Shares were subsequently issued on January 25, 2017 (See Note 8).

(D) Operating Lease Agreement

On April 1, 2012, the Company executed a one-year non-cancelable operating lease for its Laboratory space. The lease was subsequently extended through March 31, 2014. On February 25, 2015, the Company renewed its lease of a Laboratory. The lease is on a month to month basis at an annual rate of $13,200.  On June 30, 2015, the Company terminated this lease.

The Company rented office space at 120 N. Washington Square, Suite 805, Lansing, Michigan 48950, which was its principal place of business. The lease was on a month to month basis. The Company paid an annual rent of $600 for conference facilities, mail, fax, and reception services located at our principal place of business.  On September 1, 2015, the Company ended the lease of this office.

Starting in February of 2015, we rent additional office space in East Lansing, Michigan.  In July 2015, the Company signed a new lease for its East Lansing, Michigan office space.  The Company pays an annual rent of $4,742 for office space, conference facilities, mail, fax, and reception services.

Starting in September of 2015, we rent office space at 2723 South State Street, Suite 150, Ann Arbor, Michigan 48104, which is our principal place of business. We pay an annual rent of $2,028 for conference facilities, mail, fax, and reception services located at our principal place of business.

On February 1, 2016 the Company signed a six (6) month lease extension for its East Lansing office. The Company pays an annual rent of $4,893 for office space, conference facilities, mail, fax, and reception services.

On June 29, 2016 the Company signed a twelve (12) month lease for new office space in Vietnam. The Company pays an annual rent of $2,329 for office space and reception services.

On July 19, 2016 the Company signed a month to month lease for a production facility in Indiana. The Company pays a monthly rent of $670 for office space light industrial manufacturing space.

 Rent expense for the year ended December 31, 2016 and 2015 was $9,845 and $12,832, respectively.

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

NOTE 7    RELATED PARTY TRANSACTIONS

On December 26, 2006, the Company entered into an addendum to the intellectual property transfer agreement with Mr. Thompson, its CEO.  Pursuant to the addendum, the Company agreed to issue either 200,000 preferred shares with the following preferences; no dividends and voting rights equal to 100 common shares per share of preferred stock or the payment of $120,000, the officer agreed to terminate the royalty payments due under the agreement and give title to the exclusive license for the non-protective apparel use of the intellectual property to the Company.  On the date of the agreement, the Company did not have any preferred stock authorized with the required preferences.  In accordance with FASB Accounting Standards Codification No. 480, Distinguishing Liabilities from Equity, the Company determined that the present value of the payment of $120,000 that was due on December 26, 2007, one year anniversary of the addendum, should be recorded as an accrued expense until such time as the Company has the ability to assert that it has preferred shares authorized.  As of March 31, 2010, the Company has recorded $120,000 in royalty agreement payable- related party.  On December 21, 2007 the officer extended the due date to July 30, 2008.  On May 30, 2008, the officer extended the due date to March 31, 2009.  On October 10, 2008, the officer extended the due date to the earlier of (a) March 30, 2010 or (b) upon demand by the officer. On March 30, 2010, the officer extended the due date to the earlier of (a) March 30, 2010 or (b) upon demand by the officer.  On September 8, 2009, a payment of $15,000 was paid to the officer. On October 19, 2009 and December 1, 2009, $10,000 was paid to the officer respectfully.  An additional payment of $10,000 was made on January 15, 2010.  During the quarter ending September 30, 2010 an additional payment of $8,000 was made. During the year ended December 31, 2012 an additional payment of $1,000 was made. During the year ended December 31, 2013 an additional payment of $1,280 was made.  During the year ended December 31, 2014, an additional loan of $572 was made.  As of December 31, 2016 the outstanding balance is $65,292.  Additionally, the accrued expenses are accruing 7% interest per year.  As of December 31, 2016, the Company recorded interest expense and related accrued interest payable of $1,959.

On November 10, 2010, the Company entered into an addendum to the employment agreement, with its CEO, effective January 1, 2011 through the March 31, 2016. The term of the agreement is a five year period at an annual salary of $210,000.  There is a 6% annual increase. The employee is also to receive a 20% bonus based on the annual based salary.  Any stock, stock options bonuses have to be approved by the board of directors. On January 1, 2016, the agreement renewed with the same terms for another 5 years with an annual salary of $297,889 for the year ended December 31, 2016.

On January 23, 2015, the board of directors appointed Mr. Jonathan R. Rice as its Chief Operating Officer. The employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to an annual cash compensation of $120,000, which includes salary, health insurance, 401K retirement plan contributions, etc. The Company also agreed to reimburse Mr. Rice for his past educational expenses of approximately $11,000. In addition, Mr. Rice was issued a three-year warrant to purchase 2,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the employment agreement. Additionally, on May 28, 2015, the Company issued a three-year warrant to purchase 3,000,000 shares of common stock of the Company at an exercise price of $0.001 per share. The warrant fully vests on October 28, 2016. On January 14, 2016 the Company signed a new employment agreement with Mr. Rice, the COO. The employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to an annual cash compensation of $140,000, which includes salary, health insurance, 401K retirement plan contributions, etc. In addition, Mr. Rice will be issued a three-year warrant to purchase 6,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the employment agreement. For the year ended December 31, 2016, the Company recorded $193,654 for the warrants issued to Mr Rice.

On August 4, 2016 the Company issued a bonus of $20,000 payable to Mr. Rice if he remains employed with the Company through March 31, 2018.

On June 6, 2016, the Company borrowed $50,000 from a principal stockholder.  Pursuant to the terms of the loan, the loan is unsecured carrying an annual interest at 3% and due on demand.  The Company recorded accrued interest payable of $855 as of December 31, 2016. In addition, the Company recorded $1,425 as an in-kind contribution of interest related to the loan for the year ended December 31, 2016.

As of December 31, 2016 and December 31, 2015, there was $187,756 and $148,019, respectively, included in accounts payable and accrued expenses - related party, which is owed to the Company’s Chief Executive Officer.

As of December 31, 2016 there was $561,245 of accrued interest- related party and $15,532 in shareholder loan interest – related party included in accounts payable and accrued expenses – related party, which is owed to the Company’s Chief Executive officer.

As of December 31, 2015, there was $426,054 of accrued interest- related party and $12,718 in shareholder loan interest – related party included in accounts payable and accrued expenses – related party, which his owed to the Company’s Chief Executive officer.

As of December 31, 2016, the Company owes $1,392,041 in accrued salary to principal stockholder, $20,000 to the Company’s COO, and $421 to its intern.

As of December 31, 2015, the Company owes $1,094,153 in accrued salary to principal stockholder and $1,748 to the Company’s COO.

The Company owes $65,292 in royalty payable to related party for the year ended December 31, 2016 and December 31, 2015.

Kraig Biocraft Laboratories, Inc.
Notes to Financial Statements
As of December 31, 2016 and 2015

On May 28, 2015, the Company issued 3-year warrant for 3,000,000 shares to a related party, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $117,503, based upon the Black-Scholes option-pricing model on the date of grant and vesting on October 28, 2016, and will be exercisable on May 28, 2018, and for a period expiring on May 28, 2022. During the years ended of December 31, 2016 and 2015, the Company recorded $68,600 and $49,129 as an expense for warrants issued to related party.

On January 1, 2016, the Company issued 3-year warrant for 6,000,000 shares to a related party, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $142,526, based upon the Black-Scholes option-pricing model on the date of grant and vesting on February 20, 2017, and will be exercisable on February 20, 2018, and for a period expiring on February 20, 2021. During the year ended December 31, 2016, the Company recorded $125,053 as an expense for warrants issued to related party.

NOTE 8    SUBSEQUENT EVENTS

 In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through March 22, 2017, the date the financial statements were available to be issued.

On Janaury 23, 2017, the Company signed a lease with a related party for property in Texas.  This property will be used to grow the Company's mulberry trees.  The Company pays $960 per month starting on February 1, 2017.

On January 25, 2017, the Company issued 750,000 shares of common stock previously recorded as common stock issuable for the year end December 31, 2016 (See Note 6 (C)).

 On January 25, 2017, the Company issued 2,678,571 share of common stock for $150,000 ($0.056/share).

On February 6, 2017 the Company issued a warrant for 750,000 share of common stock to a consultant for services rendered.

On April 6, 2017 the Company issued 2,083,333 shares of common stock for $100,000  ($0.048/share).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Caution Regarding Forward-Looking Information

Certain statements contained herein, including, without limitation, statements containing the words “believes”, “anticipates”, “expects” and words of similar import, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, among others, the following: international, national and local general economic and market conditions: demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other factors referenced in this and previous filings.

Given these uncertainties, readers of this prospectus and investors are cautioned not to place undue reliance on such forward-looking statements.

Plan of Operations

During the next twelve months, we expect to take the following steps in connection with the further development of our business and the implementation of our plan of operations:
●
We have spent approximately $397,136 between January 2016 and December 2016 on collaborative research and development of high strength polymers at the University of Notre Dame. We expect to spend approximately $35,000 per month between January 2017 and March 2017 on collaborative research and development of high strength polymers at the University of Notre Dame.  With this funding we plan to accelerate both our microbiology and selective breeding programs as well as providing more resources for our material testing protocols.  If our financing allows, management will give strong consideration to accelerating the pace of spending on research and development within the University of Notre Dame’s laboratories.

●
We expect to spend approximately $13,700 on collaborative research and development of high strength polymers and spider silk protein at the University of Wyoming over the next twelve months. This level of research spending at the university is also a requirement of our licensing agreement with them.

●
We will actively consider pursuing collaborative research opportunities with other university laboratories in the area of high strength polymers. If our financing will allow, management will give strong consideration to increasing the depth of our research to include polymer production technologies that are closely related to our core research

●
We will consider buying an established revenue producing company in a compatible business, in order to broaden our financial base and facilitate the commercialization of our products. We expect to use a combination of stock and cash for any such purchase.

●
We will also actively consider pursuing collaborative research opportunities with both private and university laboratories in areas of research which overlap the company’s existing research and development. One such potential area for collaborative research which the company is considering is protein expression platforms. If our financing will allow, management will give strong consideration to increasing the breadth of our research to include protein expression platform technologies.

●	We plan to actively pursue collaborative research and product testing, opportunities with companies in the biotechnology, materials, textile and other industries.
●
We plan to actively pursue collaborative commercialization, marketing and manufacturing opportunities with companies in the textile and material sectors for the fibers we developed and for any new polymers that we created in 2016.

●	We plan to actively pursue the development of commercial scale production of our recombinant materials including Monster SilkTM and Dragon SilkTM.

Limited Operating History

We have not previously demonstrated that we will be able to expand our business through an increased investment in our research and development efforts. We cannot guarantee that the research and development efforts described in this filing will be successful. Our business is subject to risks inherent in growing an enterprise, including limited capital resources, risks inherent in the research and development process and possible rejection of our products in development.

If financing is not available on satisfactory terms, we may be unable to continue expanding our operations. Equity financing will result in a dilution to existing shareholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

N/A

 Results of Operations for the Years ended December 31, 2016 and 2015.

Our revenue, operating expenses, and net loss from operations for the years ended December 31, 2016 as compared to the year ended December 31, 2015, were as follows – some balances on the prior period’s combined financial statements have been reclassified to conform to the current period presentation:

	Years ended December 31,			% Change
	2016	2015	Change	Increase (Decrease)
NET REVENUES	$31,858	$-	$31,858	100%
OPERATING EXPENSES:
General and Administrative	$1,736,918	$920,919	$815,999	88.61%
Professional Fees	$396,125	$260,716	$135,409	51.94%
Officer's Salary	$447,283	$440,896	$6,387	1.45%
Research and Development	$397,136	$432,008	$(34,872)	(8.07%)
Total operating expenses	$2,977,462	$2,054,539	$922,923	44.92%
Loss from operations	$(2,945,604)	$(2,054,539)	$(891,065)	(43.37%)
Gain on forgiveness of debt	$11,191	$23,245	$(12,054)	(51.86)
Loss on disposal of fixed asset	-	$(953)	$(953)	(100%)
Interest expense	$(139,430)	$(101,546)	$37,884	37.31%
Net Loss	$(3,073,843)	$(2,133,793)	$940,050	44.06%

12

Net Revenues:  During the year ended December 31, 2016, we realized $31,858 of revenues from our business. During the year ended December 31, 2015, we realized $0 of revenues from our business. The change in revenues between the years ended December 31, 2016 and 2015 was $31,858 or 100%.  This increase was related to our first contract with the US Defense Department.

Research and development expenses:  During year ended December 31, 2016 we incurred $397,136 research and development expenses. During year ended December 31, 2015 we incurred $432,008 of research and development expenses, a decrease of $34,872 or 8.07% compared with the same period in 2016. The research and development expenses are attributable to the research and development with the Notre Dame University; this increase was due to the timing of research related activity and related charges and the hiring of an additional lab team member.

Professional Fees:  During year ended December 31 2016, we incurred $396,125 professional expenses, which increased by $135,409 or 51.94% from $260,716 for year ended December 31, 2015. The increase in professional fees expense was attributable to increased expenses related to investor relations services during year ended December 31, 2016.

Officers Salary:  During year ended December 31, 2016, officers’ salary expenses increased to $447,283 or 1.45% from $440,896 for year ended December 31, 2015.

General and Administrative Expense: General and administrative expenses increased by $815,999 or 88.61% to $1,736,918 for year ended December 31, 2016 from $920,919 for year ended December 31, 2015. Our general and administrative expenses for year ended December 31, 2016 consisted of consulting fees of $23,457 and other general and administrative expenses (which includes expenses such as Auto, Business Development, SEC Filing, Investor Relations, General Office, warrant Compensation) of $1,685,825, Travel of $16,548, office salary of $11,088 for a total of $1,736,918. Our general and administrative expenses for year ended December 31, 2015 consisted of salaries and benefits of $3,570, consulting fees of $34,000, and other general and administrative expenses (which includes expenses such as: Auto, Business Development, SEC Filing, Investor Relations, General Office, warrant Compensation of $866,825, and travel of $16,524 for a total of $920,919. The primary reason for the increase in comparing year ended December 31, 2016 to the corresponding period for 2015 was mainly due to general business expenses and warrants issuances for services.

Interest Expense:  Interest expense increased by $37,884 to $139,430 for the year ended December 31, 2016 from $101,546 for the year ended December 31, 2015. The increase was primarily due to interest on the loans.

Net Loss:  Net loss increased by $940,050, or 44.06%, to a net loss of $3,073,843 for the year ended December 31, 2016 from a net loss of $2,133,793 for the year ended December 31, 2015. This increase in net loss was driven primarily by increases in research and development, warrant compensation and professional fees.

Capital Resources, Liquidity and Management Plans

Our financial statements have been presented on the basis that we have a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As presented in the financial statements, we incurred a net loss of $3,073,843 during the year ended December 31, 2016, and losses are expected to continue in the near term. The accumulated deficit is $23,385,979 at December 31, 2016. Refer to Note 5 for our discussion of stockholder deficit. We have been funding our operations through private loans and the sale of common stock in private placement transactions. Refer to Note 4 and Note 5 in the condensed financial statements for our discussion of notes payable and shares issued, respectively. Our cash resources are insufficient to meet our planned business objectives without additional financing. These and other factors raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of our company to continue as a going concern.

Management anticipates that significant additional expenditures will be necessary to develop and expand our business before significant positive operating cash flows can be achieved. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to ultimately achieve sustainable revenues and profitable operations. At December 31, 2016, we had $298,859 of cash on hand. These funds are insufficient to complete our business plan and as a consequence, we will need to seek additional funds, primarily through the issuance of debt or equity securities for cash to operate our business. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stock holders, in case or equity financing.

Management has undertaken steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond. These steps include (a) raising additional capital and/or obtaining financing; (b) controlling overhead and expenses; and (c) executing material sales or research contracts. There can be no assurance that the Company can successfully accomplish these steps and it is uncertain that the Company will achieve a profitable level of operations and obtain additional financing. There can be no assurance that any additional financing will be available to the Company on satisfactory terms and conditions, if at all. As of the date of this Report, we have not entered into any formal agreements regarding the above.

In the event the Company is unable to continue as a going concern, the Company may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

Cash, total current assets, total assets, total current liabilities and total liabilities as of December 31, 2016 as compared to December 31, 2015, were as follows:

	December 31, 2016	December 31, 2015
Cash	$298,859	$238,188
Accounts receivable	$31,858	$-
Prepaid Expenses	$1,324	$645
Total current assets	$332,041	$238,833
Total assets	$383,659	$304,937
Total current liabilities	$2,744,472	$2,201,873
Total liabilities	$2,744,472	$2,201,873

 At December 31, 2016, we had a working capital deficit of $2,412,431, compared to a working capital deficit of $1,963,040 at December 31, 2015. Current liabilities increased to $2,744,472 at December 31, 2016 from $2,201,873 at December 31, 2015, primarily as a result of accounts payable and accrued compensation.

For the year ended December 31, 2016, net cash used in operations of $1,011,841 was the result of a net loss of $3,073,843 offset by depreciation expense of $16,974, gain on forgiveness of debt of $11,191, warrants issued to related parties of $193,654, increase in prepaid expenses of $679, an increase of accrued expenses and other payables-related party of $498,640 and a decrease in accounts payable of $16,425. For the year ended December 31, 2015, net cash used in operations of $967,563 was the result of a net loss of $2,133,793 offset by depreciation expense of $15,419, gain on forgiveness of debt of $23,245, loss on disposal of fixed assets of $953, warrants issued to related parties of $121,448, warrants issued to consultants of $590,335, decrease in prepaid expenses of $355 an increase of accrued expenses and other payables-related party of $489,719 and a decrease in accounts payable of $28,753.

Net cash used in our investing activities were $2,488 and $39,285 for the year ended December 31, 2016 and December 31, 2015, respectively. Our investing activities for the years ended December 31, 2016 and 2015 are attributable to purchases of fixed assets.

Our financing activities resulted in a cash inflow of $1,075,000 for the years ended December 31, 2016, which is represented by $1,025,000 proceeds from issuance of common stock and $50,000 proceeds from shareholder note payable. Our financing activities resulted in cash inflow of $750,000 for the year ended December 31, 2015, which is represented by $750,000 proceeds from issuance of common stock.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, and revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 1 of our financial statements. While all these significant accounting policies impact its financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our results of operations, financial position or liquidity for the periods presented in this prospectus.

Recent Accounting Pronouncements

In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) 2016-01, which amends the guidance in U.S. GAAP on the classification and measurement of financial instruments. Changes to the current guidance primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The new standard is effective for fiscal years and interim periods beginning after December 15, 2017, and upon adoption, an entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is not permitted except for the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. The Company is currently evaluating the impact of adopting this guidance.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Topic 842 affects any entity that enters into a lease, with some specified scope exemptions. The guidance in this Update supersedes Topic 840, Leases. The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For public companies, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are currently evaluating the impact of adopting ASU No. 2016-02 on our financial statements.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) that clarifies how to apply revenue recognition guidance related to whether an entity is a principal or an agent. ASU 2016-08 clarifies that the analysis must focus on whether the entity has control of the goods or services before they are transferred to the customer and provides additional guidance about how to apply the control principle when services are provided and when goods or services are combined with other goods or services. The effective date for ASU 2016-08 is the same as the effective date of ASU 2014-09 as amended by ASU 2015-14, for annual reporting periods beginning after December 15, 2017, including interim periods within those years. The Company has not yet determined the impact of ASU 2016-08 on its financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation – Stock Compensation, or ASU No. 2016-09. The areas for simplification in this Update involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public entities, the amendments in this Update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted in any interim or annual period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. Amendments related to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. Amendments related to the presentation of employee taxes paid on the statement of cash flows when an employer withholds shares to meet the minimum statutory withholding requirement should be applied retrospectively. Amendments requiring recognition of excess tax benefits and tax deficiencies in the income statement and the practical expedient for estimating expected term should be applied prospectively. An entity may elect to apply the amendments related to the presentation of excess tax benefits on the statement of cash flows using either a prospective transition method or a retrospective transition method. We are currently evaluating the impact of adopting ASU No. 2016-09 on our financial statements.

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, which provides further guidance on identifying performance obligations and improves the operability and understandability of licensing implementation guidance. The effective date for ASU 2016-10 is the same as the effective date of ASU 2014-09 as amended by ASU 2015-14, for annual reporting periods beginning after December 15, 2017, including interim periods within those years. In May 2016, the FASB issued ASU 2016-12 “Revenue from Contracts with Customers (Topic 606) - Narrow-Scope Improvements and Practical Expedients,” which amends the guidance on transition, collectability, non-cash consideration, and the presentation of sales and other similar taxes. ASU 2016-12 clarifies that, for a contract to be considered completed at transition, all (or substantially all) of the revenue must have been recognized under legacy GAAP. In addition, ASU 2016-12 clarifies how an entity should evaluate the collectability threshold and when an entity can recognize nonrefundable consideration received as revenue if an arrangement does not meet the standard’s contract criteria. The standard allows for both retrospective and modified retrospective methods of adoption. The Company has not yet determined the impact of ASU 2016-10 on its financial statements.

In June 2016, the FASB issued ASU 2016-13, "Measurement of Credit Losses on Financial Statements," which requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2019 (fiscal year 2021 for the Company). The Company has not yet determined the potential effects of the adoption of ASU 2016-13 on its Financial Statements.

In August 2016, the FASB issued ASU 2016-15, "Classification of Certain Cash Receipts and Cash Payments," which aims to eliminate diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230, Statement of Cash Flows, and other Topics. ASU 2016-15 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2017 (fiscal year 2019 for the Company). The Company has not yet determined the potential effects of the adoption of ASU 2016-15 on its Financial Statements.

In September, 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805) (“ASU 2015-16”). Topic 805 requires that an acquirer retrospectively adjust provisional amounts recognized in a business combination, during the measurement period. To simplify the accounting for adjustments made to provisional amounts, the amendments in the Update require that the acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amount is determined. The acquirer is required to also record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. In addition an entity is required to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for fiscal years beginning December 15, 2015. The adoption of ASU 2015-016 is not expected to have a material effect on the Company’s consolidated financial statements.

In August, 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date (“ASU 2015-14”). The amendment in this ASU defers the effective date of ASU No. 2014-09 for all entities for one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 31, 2016, including interim reporting periods with that reporting period.

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Interest–Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”), which changes the presentation of debt issuance costs in financial statements. ASU 2015-03 requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs will continue to be reported as interest expense. It is effective for annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The new guidance will be applied retrospectively to each prior period presented. The Company is currently in the process of evaluating the impact of adoption of ASU 2015-03 on its balance sheets.

All other newly issued accounting pronouncements but not yet effective have been deemed either immaterial or not applicable

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and sole director as of the date of the Prospectus is as follows:

NAME	AGE	POSITION	DATE APPOINTED

Kim Thompson	55	President, Chief Executive Officer, Chief Financial Officer, and Director	April 25, 2006
Jonathan R. Rice	37	Chief Operating Officer	January 20, 2015

The following summarizes the occupation and business experience during the past five years for our officers and sole director.

KIM THOMPSON

Mr. Thompson was a founder of the California law firm of Ching & Thompson which was founded in 1997 where he focused primarily on commercial litigation. He has been a partner in the Illinois law firm of McJessy, Ching & Thompson since 2004 where he also emphasizes commercial and civil rights litigation. Mr. Thompson received his bachelor’s degree in applied economics from James Madison College, Michigan State University, and his Juris Doctorate from the University of Michigan. He is the named inventor or co-inventor on a number of provisional patent applications including inventions relating to biotechnology and mechanics. Mr. Thompson is the inventor of the technology concept that lead to the forming of the Company. We believe that Mr. Thompson is well suited to serve as our director because of his knowledge of biotechnology, legal expertise and background in economics.

JONANTHAN R. RICE

Jonathan R. Rice had worked at Ultra Electronics, Adaptive Materials Inc., a Michigan company (“UEA”) since 2002. At UEA, he worked as the Director of Advanced Technologies, where he was responsible for new products development and commercialization. He was also the Corporate Facility Security Officer for UEA since 2006, where Mr. Rice ensured UEA’s compliance with federal regulations under the National Industrial Security Program Operating Manual and completed its annual security audit. During 2004 through 2007 while working as an Engineering Manager at UEA, Mr. Rice, among other things, led the design and development of multiple fuel cell and power management systems, established a team to identify and eliminate production and performance limitation, authored technical progress and final reports for customers and provided training to military personnel on use of fuel cell systems. From 2002 through 2005, Mr. Rice had also served as UEA’s Production Manager in charge of developing manufacturing process and techniques and sourcing the production equipment for UEA’s products. Mr. Rice graduated from Michigan Technological University in 2002 with a degree of Bachelors of Science Chemical Engineering. Mr. Rice recieved his Masters of Business Administration from Michigan State University in April 2016.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board. Mr. Thompson is employed as the CEO and CFO of the company pursuant to a five year employment contract.

Our officers and director have not filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past ten (10) years.

Our sole director was appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers were appointed by our board of directors and holds office until removed by the board.

Committees

Because our Board of Directors currently consists of only one member, no board committees have been formed as of the filing of this prospectus. All audit committee functions are performed by Mr. Kim Thompson, as the sole member of our Board of Directors and he is the largest shareholder of the Company and the Company’s Chief Executive Officer and President. Mr. Thompson does not qualify as an “audit committee financial expert” within the applicable definition of the Securities and Exchange Commission.

Code of Ethics

The Company has adopted a Code of Ethics applicable to its Chief Executive Officer and Chief Financial Officer. This Code of Ethics was previously filed as an exhibit to our annual report on Form 10-KSB on March 26, 2008.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officer during the years ended December 31, 2016 and 2015 in all capacities for the accounts of our executive, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Kim Thompson President, CEO, CFO and Director	2016	$297,889	$59,578	$0	$0	$0	$0	$44,609	(1)	$402,076
2015		$281,027	$56,205	$0	$0	$0	$0	$37,580	(2)	$374,812
Jonathan R. Rice COO	2016	$125,393	$24,000	$0	$125,053	$0	$0	$17,215	(3)	$291,661
2015		$97,915	$4,000	$0	$121,448	$0	$0	$13,814	(4)	$237,117

1)
In 2016, Kim Thompson received $29,613 in medical insurance and medical reimbursement pursuant to an employment agreement entered into with us. In 2016, Kim Thompons received $14,996 in reimbursement for office and travel related expenses.

2)	In 2015, Kim Thompson received $37,580 in medical insurance and medical reimbursement pursuant to an employment agreement entered into with us.
3)
In 2016, Jonathan Rice received $10,925 in medical insurance and medical reimbursement, $1,040 in phone service expenses, and $ 5,250 in tuition reimbursements pursuant to an employment agreement entered into with us.

4)
In 2015, Jonathan Rice received $7,604 in medical insurance and medical reimbursement, $960 in phone service expenses, and $ 5,250 in tuition reimbursements pursuant to an employment agreement entered into with us.

Employment Agreements

On November 10, 2010 the Company entered into a five-year employment agreement with the Company’s Chairman, Chief Executive Officer and Chief Financial Officer, effective as of January 1, 2011. The agreement renews annually so that at all times, the term of the agreement is five years. Pursuant to this agreement, the Company will pay an annual base salary of $210,000 for the period January 1, 2011 through December 31, 2011. Base pay will be increased each January 1st, for the subsequent twelve month periods by six percent. The officer will also be entitled to life, disability, health and dental insurance as well as an annual bonus in an amount equal to 20% of the base salary. The agreement also calls for the retention of the executive as a consultant following the termination of employment with compensation during such consultancy based upon the Company reaching certain milestones:

a. Upon the expiration or termination of this agreement for any reason, or by either party, Company agrees that it will employ Executive as a consultant for a period of four (4) years and at a rate of $4,500 per month.

b. In the event that Company achieves gross sales of five million dollars ($5,000,000) or more, or one million dollars ($1,000,000) or more in net income, in any year during the term of this agreement, or upon the Company’s achieving an average market capitalization over a 240 consecutive calendar day period, in excess of $70,000,000 during the term of this agreement, then the consulting period will be for five (5) years and the consulting rate will be increased to $5,500 per month.

c. In the event that Company achieves gross sales of ten million dollars ($10,000,000) or more, or two million dollars ($2,000,000) or more in net income, in any year during the term of this agreement, or upon the Company’s achieving an average market capitalization over a 240 consecutive calendar day period, in excess of $90,000,000 during the term of this agreement, then the consulting period will be for six (6) years and the consulting rate will be increased to $7,500 per month.

The November 10, 2010 employment agreement replaced the prior agreement dated April 26, 2006 and the Chief executive subsequently waved all warrants and milestone based compensation to which he would have been entitled under the April 26, 2006 agreement.

COO

On January 20, 2015, the Company entered into an at-will employment agreement with Mr. Jonathan R. Rice, its Chief Operating Officer (the “COO Employment Agreement”). The COO Employment Agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the COO Employment Agreement, Mr. Rice is entitled to an annual cash compensation of $120,000, which includes salary, health insurance, 401K retirement plan contributions, etc. The Company also agreed to reimburse Mr. Rice for his past educational expenses of approximately $11,000. In addition, on January 23, 2015, Mr. Rice was issued a three-year warrant to purchase 2,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the COO Employment Agreement.  Additionally, on May 28, 2015, the Company issued a three-year warrant to purchase 3,000,000 shares of common stock of the Company at an exercise price of $0.001 per share. The warrant fully vests on October 28, 2016.  For the twelve months ended the Company recorded $121,448 for the warrants issued to related party.

On January 1, 2016, the Company entered into an at-will employment agreement with Mr. Jonathan R. Rice, its Chief Operating Officer (the “COO Employment Agreement”). The COO Employment Agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the COO Employment Agreement, Mr. Rice is entitled to an annual cash compensation of $140,000, which includes salary, health insurance, 401K retirement plan contributions, etc. In addition, on March 30, 2016, Mr. Rice was issued a three-year warrant to purchase 6,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the COO Employment Agreement. Additionally, on August 4, 2016, the Company issued a performance retention bonus to Mr. Rice of $20,000 which is payable on March 31, 2018.  For the twelve months ended the Company recorded $125,053 for the warrants issued to related party.

Outstanding Equity Awards

None.

Long-Term Incentive Plan (“LTIP”) Awards Table.

There were no awards made to a named executive officer in the last completed fiscal year under any LTIP

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock and Series A Preferred Stock as of the date of this prospectus and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner Owner	Amount and Nature of Beneficial		Percent of Class (1)

Class A Common Stock	Kim Thompson	233,991,767	(2)	29.96%
2723 South State St Suite 150
Ann Arbor, MI 48104

Class A Common Stock	Jonathan R. Rice	11,000,000	(3)	1.41%
2723 South State St Suite 150
Ann Arbor, MI 48104

Class A Common Stock	All executive officers and directors as a group (2 Person)	244,991,767		31.37%

Series A Preferred Stock	Kim Thompson	2		100%
2723 South State St Suite 150
Ann Arbor, MI 48104

Series A Preferred Stock	All executive officers and directors as a group (1 Person)	2		100%

_______________
* less than 1%

(1) The percent of class is based on 783,046,190 shares of our Class A common stock issued and outstanding as of the date of this prospectus.
(2) Such shares include 2 shares of common stock that may be issued upon conversion of the Series A Preferred Stock that is owned by Mr. Thompson.
(3) These are shares are shares of common stock that may be issued upon exercise of a warrant that is owned by Mr. Rice; in addition, Mr. Rice owns a warrant that is not exercisable until May 2018, that can be exercised to purchase up to 3,000,000 shares and a warrant that is not exercisable until February 2017, that can be exercised to purchase up to 6,000,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 19, 2013, the Company issued to the CEO two shares of Series A Preferred Stock, with each share entitles the CEO to 200,000,000 votes on all matters.  Each share of Series A Preferred Stock is convertible into one share of common stock and has the same right to normal dividends as a common share but has no other right to distributions. Such shares of Series A Preferred Stock was issued to the CEO in consideration for the CEO’s agreement to extend the Company’s repayment of the debts owed to him to October 30, 2014 and to forgive $30,000 compensation that the Company owed to him.  On March 25, 2015, with agreement of the CEO not to request repayment before July 1, 2015, the Company extended the repayment period to begin no sooner than July 31, 2016.

As of December 31, 2016 and December 31, 2015, the Company owed $1,392,041 and $1,094,153, respectively, in accrued salary and accrued payroll taxes to principal stockholder. As of December 31, 2016, no accrued salary has been converted to Class A Common Stock.

As of December 31, 2016 and December 31, 2015, there was $187,756 and $148,019, respectively, included in accounts payable and accrued expenses - related party, which was owed to the Company’s Chief Executive Officer.

As of December 31, 2015, there was $426,054 of accrued interest- related party and $12,718 in shareholder loan interest – related party included in accounts payable and accrued expenses – related party, which was owed to the Company’s Chief Executive officer.

As of December 31, 2016, there was $561,245 of accrued interest- related party and $15,531 in shareholder loan interest – related party included in accounts payable and accrued expenses – related party, which was owed to the Company’s Chief Executive officer.

The Company owes $65,292 in royalty payable to related party for the year ended December 31, 2016 and December 31, 2015.

On June 6, 2016 the Company received $50,000 from a principal stockholder.  Pursuant to the terms of the loan, the advance bears interest at 3%, is unsecured and due on demand. The Company recorded accrued interest payable of $855 as of December 31, 2016. In addition, the Company recorded $1,425 as an in-kind contribution of interest related to the loan for the year ended December 31, 2016.

Other than the above transactions or as otherwise set forth in this report or in any reports filed by the Company with the SEC, there have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K. The Company is currently not a subsidiary of any company.

Director Independence

We are not subject to listing requirements of any national securities exchange and, as a result, we are not at this time required to have our board comprised of a majority of “independent Directors.” Mr. Kim Thompson, our Chief Executive Officer, Chief Financial Officer and President, is our sole director. Mr. Thompson does not qualify as independent directors under Rule 10A-3 of the Securities Exchange Act of 1934 and as defined under the rules and regulations of NASDAQ.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The General Corporation Law of Wyoming provides that directors, officers, employees or agents of  Wyoming corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. This statute provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit brought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Our Certificate of Incorporation provides that we shall indemnify any and all persons whom we shall have power to indemnify to the fullest extent permitted by the Wyoming Corporate Law. Article VII of our by-laws provides that we shall indemnify our authorized representatives to the fullest extent permitted by the Wyoming Law. Our by-laws also permit us to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM. 13  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission registration fee	$573.91
Transfer Agent Fees	$300.00
Accounting fees and expenses	$4,500.00
Legal fees and expenses	$18,500.00
Total	$23,873.91

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM. 14  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The General Corporation Law of Wyoming provides that directors, officers, employees or agents of  Wyoming corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. This statute provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit brought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Our Certificate of Incorporation provides that we shall indemnify any and all persons whom we shall have power to indemnify to the fullest extent permitted by the Wyoming Corporate Law. Article VII of our by-laws provides that we shall indemnify our authorized representatives to the fullest extent permitted by the Wyoming Law. Our by-laws also permit us to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ITEM. 15  RECENT SALES OF UNREGISTERED SECURITIES.

On January 28, 2014 the Company issued 3,537,736 shares of common stock for $150,000 ($0.04/share).

On February 2, 2014, the Company issued 9,821,429 shares in connection with the exercise of 10,000,000 warrants.

On February 17, 2014, the Company issued to two consultants the following warrants in consideration of their services: (i) warrants that are exercisable on the 14th month anniversary of the issuance date for an aggregate of 1,200,000 shares of common stock, (ii) warrants that are exercisable on the 20th month anniversary of the issuance date for an aggregate of 2,000,000 shares of common stock, and (iii) warrants that are exercisable on the 32nd month anniversary of the issuance of the issuance date for an aggregate of 4,000,000 shares of common stock.

On February 18, 2014 the Company issued 3,409,091 shares of common stock for $150,000 ($0.04/share).

On March 12, 2014 the Company issued 2,551,020 shares of common stock for $100,000 ($0.04/share).

On March 28, 2014, the Company renewed and extended a consulting agreement and has agreed to issue 44,000 shares of common stock as consideration for consulting fees owed from June 1, 2012 through March 31, 2014.

On April 7, 2014 the Company issued 2,212,389 shares of common stock for $100,000 ($0.04/share).

On April 22, 2014 the Company issued 2,173,913 shares of common stock for $100,000 ($0.04/share).

On May 5, 2014, the Company issued 1,800,000 shares of common stock valued at $111,600 ($0.062/share) to a consultant.

On June 10, 2014, the Company issued 3,409,091 shares of common stock valued at $150,000 ($0.04/share).

On June 24, 2014, the company issued to a consultant a warrant to purchase 3,000,000 shares of common stock.

On July 7, 2014, the Company issued 2,212,389 share of common stock for $100,000 ($0.05/share).

On August 6, 2014, the Company issued 2,272,727 share of common stock for $100,000 ($0.04/share).

On September 3, 2014, the Company issued 2,450,980 share of common stock for $100,000 ($0.04/share).

On September 22, 2014, the Company issued 2,821,670 share of common stock for $100,000 ($0.04/share).

On October 9, 2014, the Company issued 12,000 shares with a fair value of $484 ($0.0403/share) to a consultant for research and development services performed from April 1, 2014 through September 30, 2014 and a bonus of 4,000 shares with a fair value of $161.

On January 21, 2015, the Company issued 2,918,919 shares in connection with the cashless exercise of the 3,000,000 warrants.

On January 23, 2015, the Company issued to its COO a warrant to purchase 2,000,000 shares of common stock as compensation for his services pursuant to an employment agreement dated January 19, 2015.

On March 5, 2015, the Company issued 10,000 shares with a fair value of $321 ($0.0321/share) to a consultant as consideration for consulting fees owed from October 1, 2014 through February 28, 2015 of $10,000. The issuance of shares resulted in gain on settlement of accounts payable of $9,679.

On May 28, 2015, the Company issued 3-year warrant for 3,000,000 shares to a related party, with an exercise price of $0.001 per share.

On June 16, 2015, the Company issued 4,675,811 share of common stock for $150,000 ($0.03/share).

On June 22, 2015, the Company issued 3-year warrant for 15,000,000 shares to a consultant, with an exercise price of $0.001 per share.

On July 2, 2015, the Company issued 588,461 shares and 588,461 shares of common stock for consulting services to two consultants respectively.

On July 9, 2015, the Company issued 3,731,343 share of common stock for $100,000 ($0.03/share).

On August 3, 2015, the Company issued 4,152,824 shares of common stock for $100,000 ($0.025/share).

On September 28, 2015, the Company issued 4,166,667 share of common stock for $100,000 ($0.024/share).

On October 19, 2015, the Company issued 3,894,081 shares of common stock for $100,000 ($0.026/share).

On November 9, 2015, the Company issued 14,000 shares with a fair value of $434 ($0.031/share) to a consultant as consideration for consulting fees owed from March 1, 2015 through September 30, 2015 of $14,000. The issuance of shares resulted in gain on settlement of accounts payable of $13,556.

On February 16, 2016, the Company issued 5,630,631 shares of common stock for $100,000 ($0.018/share).

On March 29, 2016, the Company issued 5,411,255 shares of common stock for $100,000 ($0.018/share).

On April 4, 2016, the Company issued 12,000 shares with a fair value of $302 ($0.0252/share) to a consultant as consideration for consulting fees owed from October 1, 2015 through March 31, 2016 of $6,000. The issuance of shares resulted in gain on settlement of accounts payable of $5,698.

On April 7, 2016, the Company issued 1,917,012 shares in connection with the cashless exercise of 1,200,000 warrants.

On April 25, 2016 the Company issued 5,952,381 share of common stock for $100,000 ($0.017/share).

On May 4, 2016, the Company issued 7,627,907 shares in connection with the cashless exercise of 8,000,000 warrants.

These issuances were made in reliance upon exemptions from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and/or Regulation D promulgated thereunder.

ITEM. 16  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NUMBER	DESCRIPTION

3.1	Articles of Incorporation (1)

3.2	Articles of Amendment (3)

3.3	Articles of Amendment, filed with the Wyoming Secretary of State on November 15, 2013 (6)

3.2	Articles of Amendment, filed with the Wyoming Secretary of State on December 17, 2013 (7)

3.3	By-Laws (1)

4.1	Form of Warrant issued Mr. Jonathan R. Rice (12)

5.1	Opinion of Hunter Taubman Fischer, LLC *

10.1	Employment Agreement, dated November 10, 2010, by and between Kraig Biocraft Laboratories, Inc. and Kim Thompson (8)

10.2	Securities Purchase Agreement between Kraig Biocraft Laboratories and Worth Equity Fund, L.P. and Mutual Release (1)

10.3	Securities Purchase Agreement between Kraig Biocraft Laboratories and Lion Equity (1)

10.4	Amended Letter Agreement, dated September 14, 2009, by and between Kraig Biocraft Laboratories and Calm Seas Capital, LLC (3)

10.5	Exclusive License Agreement, effective as of May 8, 2006, by and between The University of Wyoming and Kraig Biocraft Laboratories, Inc. (2)

10.6
Addendum to the Founder’s Stock Purchase and Intellectual Property Transfer Agreement, dated December 26, 2006, and the Founder’s Stock Purchase and Intellectual Property Transfer Agreement dated April 26, 2006 (3)

10.7	Intellectual Property/Collaborative Research Agreement, dated March 20, 2010, by and between Kraig Biocraft Laboratories and The University of Notre Dame du Lac. (2)

10.8	Letter Agreement, dated June 28, 2011, by and between Kraig Biocraft Laboratories and Calm Seas Capital, LLC (4)

10.9	Letter Agreement, dated April 30, 2013, by and between Kraig Biocraft Laboratories and Calm Seas Capital, LLC (5)

10.10	Letter Agreement, dated October 2, 2014, by and between Kraig Biocraft Laboratories and Calm Seas Capital, LLC (9)

10.11	License Agreement, dated October 28, 2011, between the Company and University of Notre Dame du Lac. (11)

10.12	Intellectual Property / Collaborative Research Agreement, dated June 6, 2012, between the Company and University of Notre Dame du Lac. (11)

10.13	Collaborative Yarn and Textile Development Agreement, dated September 30, 2013, between the Company and Warwick Mills, Inc. (11)

10.14	Employment Agreement, dated January 19, 2015, between the Company and Mr. Jonathan R. Rice. (10)

10.15	Intellectual Property / Collaborative Research Agreement, dated March 4, 2015, between the Company and University of Notre Dame du Lac. (12)

23.1	Consent of M&K CPAs*

23.2	Consent of Hunter Taubman Fischer, LLC, contained in Exhibit 5.1

(1) Incorporated by reference to our Registration Statement on Form SB-2 (Reg. No. 333-146316) filed with the SEC on September 26, 2007.

(2) Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on April 15, 2010.

(3) Incorporated by reference to our Registration Statement on Form S-1 (Reg. No. 333-162316) filed with the SEC on October 2, 2009.

(4) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on June 29, 2011.

(5) Incorporated by reference to our Quarterly Report on Form 10-Q filed with the SEC on May 15, 2013.

(6) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on November 22, 2013.

(7) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on December 19, 2013.

(8) Incorporated by reference to our Registration Statement on Form S-1 (Reg. No. 333-175936) filed with the SEC on August 1, 2011.

(9)Incorporated by reference to our Amendment No. 1 to Registration Statement on Form S-1/A (Reg. No. 333-199820) filed with the SEC on January 7, 2015.

(10) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 21, 2015.

(11) Incorporated by reference to our Amendment No. 2 to Registration Statement on Form S-1/A (Reg. No. 333-199820) filed with the SEC on January 30, 2015.

(12) Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 31, 2015.

* Filed herewith

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.         Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1/A and authorized this registration statement to be signed on its behalf by the undersigned on May 4, 2017.

KRAIG BIOCRAFT LABORATORIES, INC.

May 4, 2017	By:	/s/ Kim Thompson
Kim Thompson
President, Chief Executive Officer
Principal Financial and Accounting Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person(s) in the capacities and on the dates indicated:

KRAIG BIOCRAFT LABORATORIES, INC.

May 4, 2017	By:	/s/ Kim Thompson
Kim Thompson
President, Chief Executive Officer, Principal Financial and Accounting Officer and Chairman of the Board of Directors